As filed with the Securities and Exchange Commission on August 9, 1996
                                                     Registration No. 333-7487

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                     PACE HEALTH MANAGEMENT SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

         IOWA                        7379                       42-1297992
(State or jurisdiction    (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or       Classification Code Number)      Identification No.)
    organization)

                               1025 ASHWORTH ROAD
                           WEST DES MOINES, IOWA 50265
                                 (515) 222-1717
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                 MARK J. EMKJER
                             CHIEF EXECUTIVE OFFICER
                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                               1025 ASHWORTH ROAD
                           WEST DES MOINES, IOWA 50265
                                 (515) 222-1717
                            TELECOPY: (515) 222-0570
    (Name, address, including zip code, and telephone number, including area code, of agent for service)



                                   Copies to:



                              David J. Lubben, Esq.
                              Dorsey & Whitney LLP
                 Pillsbury Center South, 220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600



        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED
   TITLE OF EACH CLASS OF         AMOUNT TO          PROPOSED MAXIMUM       MAXIMUM AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED     BE REGISTERED    OFFERING PRICE PER SHARE    OFFERING PRICE     REGISTRATION FEE
- ---------------------------     -------------    ------------------------    --------------     ----------------
Common Stock, no par value    900,000 shares              $3.25                $2,925,000            $1,009(1)


(1) The registration fee with respect to 2,599,000 shares of Common Stock, no par value, was paid at the time of the initial filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                              CROSS-REFERENCE SHEET
                   (PURSUANT TO ITEM 501(B) OF REGULATION S-K)



                 FORM S-1 ITEM NUMBER                                     LOCATION IN PROSPECTUS
                 --------------------                                     ----------------------
    1.    Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus             Outside Front Cover Page

    2.    Inside Front and Outside Back Cover Pages of
          Prospectus                                         Inside Front and Outside Back Cover Pages

    3.    Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges                          Prospectus Summary; Risk Factors

    4.    Use of Proceeds                                    Prospectus Summary; Use of Proceeds; Management's
                                                             Discussion and Analysis of Financial Condition and
                                                             Results of Operations; Certain Transactions

    5.    Determination of Offering Price                    Outside Front Cover Page; Plan of Distribution

    6.    Dilution                                           Risk Factors; Dilution

    7.    Selling Security Holders                           Not Applicable

    8.    Plan of Distribution                               Outside Front Cover Page; Plan of Distribution

    9.    Description of Securities to be Registered         Prospectus Summary; Capitalization; Description of
                                                             Capital Stock

   10.    Interests of Named Experts and Counsel             Not Applicable

   11.    Information with Respect to the Registrant         Outside Front Cover Page; Prospectus Summary; Risk
                                                             Factors; The Company; Use of Proceeds; Dividend
                                                             Policy; Capitalization; Dilution; Selected
                                                             Financial Data; Management's Discussion and
                                                             Analysis of Financial Condition and Results of
                                                             Operations; Business; Management; Certain
                                                             Transactions; Description of Capital Stock;
                                                             Securities Eligible for Future Sale; Financial
                                                             Statements

   12.    Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities     Not Applicable




                                 900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK



All of the 900,000 shares of common stock, no par value (the "Common Stock"), offered hereby are being sold by PACE Health Management Systems, Inc. ("PACE" or the "Company"). The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "PCES." On August 5, 1996, the closing bid price of the Common Stock as reported by the Nasdaq SmallCap Market was $4.00 per share.
See "Price Range of Common Stock."


         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                        SEE "RISK FACTORS" ON PAGES 5-12.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                 UNDERWRITING
                  PRICE TO      DISCOUNTS AND       PROCEEDS TO
                   PUBLIC        COMMISSIONS        COMPANY(1)
                   ------        -----------        ----------

Per Share             $3.25         $0                   $3.25
Total            $2,925,000         $0              $2,925,000



(1) Before deducting expenses, payable by the Company, estimated at $265,000.



The shares of Common Stock are offered by the Company without underwriters or placement agents and will be sold only to a limited number of investors acceptable to the Company. See "Plan of Distribution."



                  The date of this Prospectus is August 9, 1996



                           PACE CARE MANAGEMENT SYSTEM


PACE CMS provides the essential clinical record keeping, workflow automation and clinical decision support functionality required by hospitals and integrated delivery systems, at the point-of-care.



              [GRAPHIC DESCRIBING THE PACE CARE MANAGEMENT SYSTEM]


* Under development


Trademarks and trade names referred to in this Prospectus are the property of their respective owners.



                               PROSPECTUS SUMMARY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS."



                                   THE COMPANY

PACE develops and markets advanced patient care management software systems that enable health care providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. The Company's enterprise-wide, client/server applications automate charting, clinical workflow processes and the clinical pathways that are increasingly being incorporated into health care practices. The Company's core system, PACE CMS, is a modular suite of advanced software applications that provides hospitals and integrated delivery systems a comprehensive system for interdisciplinary documentation, nursing care planning, clinical pathway management and enterprise-wide order management, all at the point-of-care. The Company believes that its systems increase productivity of nurses and ancillary labor resources, improve the accuracy and legibility of documentation, reduce clerical tasks such as entering orders for tests, services, consultations and treatments, enhance communications and coordination of care among members of the patient care team, provide real-time access to detailed patient data at the point-of-care, facilitate integration of appropriate clinical pathways into patient care plans and treatment regimes, integrate critical patient care information into enterprise-wide, computer-based patient record systems, and, ultimately, improve the quality of care.


Intense pressure to reduce costs of health care delivery has increased the need to manage the delivery of care in a more cost-effective manner and has led to an increased demand for clinical information systems that enable providers to measure, monitor and improve clinical processes. The current use of paper-based hospital records is inherently inefficient due to the difficulty of disseminating information, the inability to immediately incorporate changes in a patient's status into the patient record and the likelihood of transcription errors arising from the amount of redundant data entry. In addition, there is increasing pressure to implement advanced patient care management systems from managed care organizations, accrediting bodies such as the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"), policy-making organizations such as the National Academy of Sciences and the Institute of Medicine, and various federal and state regulatory bodies. Health care providers are also beginning to adopt the use of clinical pathways that employ best practices and continuous quality improvement. By utilizing clinical pathways, caregivers can begin to standardize the provision of care and provide more consistent, higher-quality outcomes.


The Company's system and services address the industry's need for advanced point-of-care applications which automate and standardize charting functions, clinical workflow processes and clinical pathways. The Company's open systems architecture allows PACE CMS to be integrated with a health care provider's existing information systems, including financial management, admissions, pharmacy, laboratory and other ancillary systems. One such health care provider which is integrating its existing information system with a portion of the Company's system to provide point-of-care systems, initially to 20 sites over three years, is Continental Medical Systems, Inc., a health care provider with a nationwide network of 37 rehabilitation hospitals.

The Company markets its systems through both a direct sales force and through strategic alliances with vendors of complementary products. In May 1996, the Company entered into one such alliance with Sunquest Information Systems, Inc. ("Sunquest"), a leading supplier of clinical information systems with an installed base of over 600 hospitals. The Company believes that strategic alliances such as that with Sunquest will play an important role in its future success in sales of information systems to larger hospitals, integrated delivery systems and multi-entity purchasing groups.

PACE's objective is to become a leading supplier of health care information systems for hospitals, rehabilitation care facilities and other long-term care facilities. PACE's strategy includes: (i) providing technologically advanced point-of-care systems; (ii) forging strategic relationships with joint marketing partners; (iii) increasing its investment in sales and marketing; (iv) delivering a total solution to customers; and (v) developing and introducing the PACE Critical Pathway Analyzer.


                                  THE OFFERING


Common Stock offered by the
Company                             900,000 shares



Common Stock to be outstanding      5,052,199 shares (1)
after the offering

Use of Proceeds                     To fund research and development,
                                    expansion of sales and marketing,
                                    working capital and general corporate
                                    purposes.



Nasdaq SmallCap symbol              PCES



(1) All calculations of outstanding shares in the Prospectus, either on the date of this Prospectus or as adjusted for the shares offered hereby, are based on the number of shares outstanding on May 31, 1996. Excludes (i) 868,433 shares of Common Stock issuable upon exercise of certain outstanding warrants issued by the Company at a weighted average exercise price of $3.38 per share and (ii) 545,494 shares of Common Stock reserved for issuance under the Company's 1995 Stock Compensation Plan (the "Plan"). As of May 31, 1996, options for 284,421 shares of Common Stock were outstanding under the Plan at a weighted average exercise price of $3.00 per share. See "Management -- Stock Compensation Plan."


                            SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                        MARCH 31,
                                                -----------------------                   ------------------
                                  1991       1992       1993        1994        1995        1995       1996
                                  ----       ----       ----        ----        ----        ----       ----
STATEMENT OF OPERATIONS DATA:
 Net revenues                    $  373     $  965     $   697     $   378     $ 2,081     $  402     $  805
 Costs and expenses                 777      1,395       1,697       3,989       4,620        740      1,460
 Net loss                          (391)      (421)     (1,024)     (3,623)     (2,412)      (348)      (630)
 Loss per common and
  common equivalent share         (0.38)     (0.41)      (0.98)      (3.39)      (0.78)     (0.34)     (0.15)
                                 ======     ======     =======     =======     =======     ======     ======
  Pro forma loss per common
   and common equivalent
   share(1)                                                                      (0.65)     (0.12)
                                                                               =======     ======
  Weighted average number of
   common and common
   equivalent shares
   outstanding                    1,026      1,034       1,043       1,069       3,092      1,028      4,152

                               DECEMBER 31, 1995        MARCH 31, 1996
                               -----------------        --------------
                                    ACTUAL          ACTUAL    AS ADJUSTED(2)
                                    ------          ------    --------------


BALANCE SHEET DATA:
 Working capital                    $2,295          $1,635        $4,295
 Total assets                        5,680           4,566         7,226
 Long-term obligations                  48              44            44
 Total liabilities                   1,274             736           736
 Total shareholders' equity          4,406           3,830         6,490



(1) Computed based upon common and common equivalent shares outstanding after giving effect to the conversion of all outstanding Preferred Stock as of January 1, 1995.


(2) Adjusted to give effect to the sale of 900,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $3.25 per share less estimated expenses. See "Use of Proceeds" and "Capitalization."


EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE OR CONTRIBUTE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE.



                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.


QUARTERLY FLUCTUATIONS OF OPERATING RESULTS. The Company believes that its future operating results will be subject to annual and quarterly fluctuations due to a number of factors, some of which are outside the control of the Company. These factors include market acceptance of, and fluctuations in, the average selling prices of the Company's systems and those of its competitors, the timing of significant orders and the duration of the implementation of those orders, the Company's relatively long sales cycle, loss of customers due to consolidation in the health care industry, customers' procurement cycles and changes in customer budgets, investments by the Company in research and development and sales and marketing and other corporate resources, timing of the introduction by the Company and its competitors of new systems and enhancements to existing systems, the relative mix of software, hardware and services sold by the Company, changes in the Company's strategic alliances, changing customer requirements, changes in the regulatory environment and general economic conditions. Historically, a disproportionately large number of sales contracts have been entered into in the second half of the year as a consequence of hospital procurement cycles. Because of the manner in which the Company recognizes revenue, substantial portions of the revenues from such sales contracts are not likely to be recorded in the Company's financial statements until periods subsequent to those in which such contracts are signed. In addition, the Company plans to increase its operating expenses to fund greater levels of research and development, increase its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected. Further, due to the relatively fixed nature of most of the Company's costs, an unanticipated shortfall in revenue in any fiscal quarter would have a material adverse effect on the Company's results of operations in that quarter and could have a material adverse effect on the Company's business and financial condition. As a result of the foregoing, and because PACE CMS has only recently been introduced and only a limited number of systems sold, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY. From its inception in 1987 through March 31, 1996, the Company had accumulated net losses of approximately $9.5 million. Losses have resulted principally from costs incurred in research and development of the Company's technologies and from general and administrative costs. These costs have significantly exceeded the Company's revenues which, from the Company's inception through December 1994, were derived primarily from the sale of systems no longer being marketed by the Company. Since January 1995, the Company has focused on the development and marketing of PACE CMS. There can be no assurance that the Company will ever generate substantial revenues or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LIMITED INSTALLATION AND USE OF THE COMPANY'S PRODUCTS; MARKET ACCEPTANCE RISK; DEPENDENCE ON THIRD PARTIES. The Company's ability to generate revenues will be dependent upon its success in marketing and selling its systems to hospitals, integrated delivery systems and multi-entity purchasing groups. During 1995, the Company discontinued the marketing and sale of PACE/CIS, the product from which the Company previously had derived substantially all of its revenues, and introduced PACE CMS, a comprehensive care management system representing a significant enhancement to PACE/CIS. PACE CMS, the system from which the Company derives substantially all of its revenues, is currently being further enhanced through the addition of a graphical user interface and a three-tier, client/server, open-system architecture ("Graphical PACE CMS"). Graphical PACE CMS is currently undergoing beta testing and is expected to be available for commercial implementation in early 1997. To date, the Company has successfully marketed and sold only a limited number of PACE systems. There can be no assurance that the Company will be able to successfully implement additional PACE systems or that the delivery of Graphical PACE CMS will occur on a timely basis, or at all. The Company's systems frequently are deployed to large numbers of personnel, many of whom have not previously used software systems such as PACE CMS, and there can be no assurance of such end-users' acceptance of the system. Further, there can be no assurance that PACE systems will achieve market acceptance. Failure of the Company to achieve market acceptance of its systems would have a material adverse effect on the Company's business, financial condition and results of operations.


The Company intends to develop strategic alliances with leading providers of health care information systems in order to increase the Company's presence in the larger hospital and integrated delivery system market segment. The Company's ability to generate revenues from such markets is therefore dependent on the success of its strategic alliances, including the alliance with Sunquest. The amount and timing of resources devoted to marketing the Company's systems by these strategic partners are not within the control of the Company. These strategic partners independently could make material marketing and other commercial decisions that could adversely affect the Company's future revenues. Failure of these partners to market the Company's systems successfully could have a material adverse effect on the Company's business, financial conditions and results of operations. There can be no assurance that the Company will be successful in its efforts to market its systems to additional customers. See "Business -- Sales and Marketing" and "-- Strategic Alliances."

PRODUCT DEVELOPMENT RISKS. The market for the Company's systems is characterized by frequent new product introductions and enhancements, rapid technological advances and rapid changes in customer requirements and preferences. Accordingly, the Company's future success will depend on its ability to enhance its existing systems, and to develop and market new products on a timely basis that respond to evolving customer requirements, achieve market acceptance and keep pace with technological developments. In particular, the Company believes it is extremely important to complete and commercially implement Graphical PACE CMS, which is currently undergoing beta testing, as well as the PACE Critical Pathway Analyzer ("CPA"), which is in development stages. There can be no assurance that the Company will be successful in developing, introducing on a timely basis and marketing such systems or enhancements, that its software will not contain errors that would delay system introduction, shipment or implementation, or that any such new systems or enhancements will be accepted by the market. The Company is actively marketing Graphical PACE CMS at this time for commercial implementation in early 1997, and there can be no assurance that commercial implementation of Graphical PACE CMS will not be delayed. Software systems as internally complex as those offered by the Company (such as Graphical PACE CMS) frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive market testing during product development, the Company could be forced to delay commercial implementation of systems to correct software problems or provide enhancements to correct errors in released products. The Company's business, financial condition and results of operations could be negatively impacted as a result of software errors or defects or delays in introduction to the market. Further, errors or delays in system development and enhancement may have a material adverse effect on the market acceptance of the Company's systems and may expose the Company to claims from customers and third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products" and "-Product Development."

DEPENDENCE UPON SINGLE PRODUCT LINE. The Company currently derives substantially all of its revenues from licensing PACE CMS and providing associated implementation, modification, support and consulting services to its customers. There can be no assurance that the Company will be able to broaden or enhance its systems successfully, and any factor adversely affecting the market for the Company's current systems would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

LONG SALES AND IMPLEMENTATION CYCLE. How and when to replace paper-based health care information systems or substantially modify an existing information system are major, discretionary decisions for a health care provider, involving extended review and approval processes and substantial capital commitments. Accordingly, the sales cycle for the Company's systems has historically been 12 to 18 months from initial contact to contract execution. During this period, the Company expends substantial time, effort and funds demonstrating the system, preparing a contract proposal and negotiating the contract. In general, the Company does not recognize revenues from sales of systems until after a sales contract has been signed and is being implemented. Any significant failures by the Company to achieve signed contracts, or effectively implement systems, after expending such time, effort and funds would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -Sales and Marketing."


DEPENDENCE ON BACKLOG. Due to the long sales cycle for its systems, the Company is unable to predict with certainty whether a contract proposal will be accepted, when an accepted proposal will result in an executed contract and what the implementation schedule will be for the executed contract. Therefore, the Company's future results of operations depend in large part on maintaining an adequate backlog. As of March 31, 1996, the Company had ten contracts under which some or all implementation work remained in backlog for an aggregate of approximately $3.0 million. One of these contracts represents approximately 73% of the total amount in backlog. Generally, backlog includes signed contracts with ongoing implementation obligations and revenues yet to be recognized by the Company. Any significant failure by the Company to manage effectively the introduction of new systems or the sales process in order to maintain an adequate backlog, or the failure of the Company to realize fully the benefits of its backlog with Continental Medical Systems, Inc., could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Backlog."



INTENSE COMPETITION. The market for health care information systems is intensely competitive, highly fragmented and rapidly changing. The Company believes that the principal competitive factors in this market include the breadth and quality of product offerings, pricing, the stability of the information systems provider, the features and capabilities of the information systems, availability of technical support and resources for the system, the potential for enhancements and compatibility with existing information systems. Many of the Company's competitors have greater financial, technical, research and development and sales and marketing resources than the Company, and some of these competitors offer products or features, such as financial, billing and collection systems, not offered by the Company. The Company believes that its key competitors include Cerner Corp., Keane Inc., HBO & Company which purchased CliniCom Inc. in 1995, Meditech Management, Inc., PHAMIS, Incorporated, SMS Technologies, Inc., Hewlett-Packard Co., SpaceLabs Medical Inc., CliniComp, and Emtek Health Care Systems Inc., a subsidiary of Motorola, Inc. In addition, other companies, including hospitals, claims-processing agents, third-party administration providers and other entities, all with significant technological, financial and other resources, may enter the market in which the Company competes. Any failure of the Company to develop systems that compete favorably in the marketplace would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."



DEPENDENCE ON LARGE LICENSE FEE CONTRACTS AND CUSTOMER CONCENTRATION. To date, a relatively small number of customers have accounted for a significant percentage of the Company's revenues. During 1995, the Company had two customers that accounted for 12.1% and 11.3% of net revenues, respectively, and for the first quarter of 1996, one customer accounted for 63.2% of net revenues. The Company expects that sales of its systems to a limited number of customers will continue to account for a significant percentage of revenues for the foreseeable future. The loss of any major customer or any reduction or delay in orders by any such customer, or the failure of the Company to market successfully its systems to new customers, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."



RISKS ASSOCIATED WITH EXPANDING DISTRIBUTION. To date, the Company has sold its systems primarily through its direct sales force and has supported its customers with its technical and customer support staff. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical and customer support personnel and establishing and maintaining relationships with its strategic partners. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and its technical and customer support staff, and to develop strategic alliances, the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to expand successfully its direct sales force or joint marketing relationships or that any such expansion will result in an increase in revenues. The Company believes the complexity of its products and the large-scale deployments anticipated by its customers will require a number of highly trained customer support personnel. There can be no assurance that the Company will expand successfully its technical and customer support staff to meet customer demands. Any failure by the Company to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

MANAGEMENT OF GROWTH; RECENT MANAGEMENT CHANGES. The Company has experienced a period of rapid operational growth that has placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its manufacturing, operational and financial control systems and infrastructure and management information systems, and to attract, train, motivate, manage and retain key employees. As part of its business strategy, the Company intends to continue to pursue rapid growth in the sale of health care management systems to larger hospitals, integrated delivery systems and multi-entity purchasing groups. To support this effort, the Company also expects to continue to hire additional management, sales and marketing, implementation and support personnel. In addition, the Company may expand its business by acquiring other businesses or product lines, or by entering into additional strategic alliances with other vendors. There can be no assurance that such efforts will be successful. Inability of the Company's management to control and manage these efforts effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

Three of the Company's four executive officers have joined the Company since April 1995, including the Chief Executive Officer, the Vice President of Technology and the Vice President of Sales and Marketing. The Company's success depends to a significant extent upon the ability of its new executive officers to operate effectively. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."


DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL. The Company's future performance is substantially dependent upon the retention of key senior management, sales and marketing, and technical personnel. As of the date hereof, the Company does not have employment agreements with any of these employees. The Company's success will also depend on its ability to attract, retain and motivate highly skilled managerial, sales and marketing, and technical personnel, including project managers, software programmers and systems architects skilled in the environments in which the Company's systems operate. Competition for such personnel in the software and information services industries is intense and is likely to remain so for the foreseeable future. The loss of one or more of its key management, sales and marketing, and technical personnel or the inability to attract, retain and motivate other qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."


POSSIBLE VOLATILITY OF STOCK PRICE. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products by the Company or by its competitors, changes in financial estimates by securities analysts, changes in the stock prices of its competitors or technology companies generally or other events or factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations that have not been directly related to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of the Common Stock regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against such company. If instituted, any such litigation could result in substantial costs and a diversion of management's attention and resources and may have a material adverse effect on the Company's business, financial condition and results of operations.


PROPRIETARY RIGHTS. The Company's success is dependent, in part, on its ability to maintain the confidential and proprietary nature of the software incorporated in its systems. The Company currently relies on a combination of trade secret and copyright laws, software security measures, license agreements and nondisclosure agreements to establish and protect its proprietary rights. However, there can be no assurance that the legal protections and the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections and precautions do not prevent independent third-party development of competitive technology or products. As of October 19, 1996, JRS Clinical Technologies, Inc. ("JRS"), an entity that developed for the Company a software base for a nursing station documentation system, may distribute to others that software base. Although the Company has modified this software base, a third party that obtained a software base from JRS could gain some benefit toward developing a competitive product. The Company's practice of providing certain of its customers an escrow arrangement for accessing (in certain circumstances) the source code to the Company's software may increase the risk of unauthorized use of such software. Any infringement or misappropriation of the Company's proprietary software could adversely affect the Company's ability to retain and attract new customers could cause the Company to lose revenues or incur substantial litigation expense to enforce the Company's proprietary rights.



There can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to the Company's current or future products and that such claims or proceedings will not have a material adverse effect on the Company's business, financial condition or results of operations. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to claims based on intellectual proprietary rights. To the extent the Company wishes or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, or at all. See "Business -- Intellectual Property."

CHANGES IN THE HEALTH CARE INDUSTRY. The health care industry is currently undergoing significant changes, including consolidation of health care providers to form larger health care delivery enterprises as well as market-driven and government initiatives to reform health care. The increased bargaining power of these combined enterprises may lead to a reduction in the gross margins of the Company's systems, which could have a material adverse effect on the Company's business, financial condition and results of operations. As the number of health care delivery enterprises decreases due to further industry consolidation, competition for each sale increases. The Company's business, financial condition and results of operations may be materially and adversely affected in the event that the Company is unable to make sales of PACE CMS to health care providers that are combining, or replacing or substantially modifying their health care information systems. The Company cannot predict what impact, if any, such market or government initiatives might have on its business, financial condition and results of operations. See "Business -- Industry Overview."

GOVERNMENT REGULATION. Under the federal Food, Drug and Cosmetic Act (the "FDC Act"), the Food and Drug Administration (the "FDA") has extensive authority to regulate the development, manufacture and sale of medical devices, which generally must receive regulatory clearance or approval prior to commercialization in the United States. In 1989, the FDA promulgated a draft policy addressing the regulation of certain computer products as medical devices under the FDC Act. The Company believes that under that draft policy, the PACE CMS core system either would not be considered to be a medical device subject to FDA regulation or, for those modules that might be deemed medical devices, would be exempt from significant regulatory requirements, including the requirement of premarket clearance or approval, although there can be no assurance that the policy will not be interpreted to cover the Company's systems or that new policies or regulations covering the Company's systems will not be adopted.

Certain extensions of the PACE product line currently in development, such as the PACE Critical Pathway Analyzer (the "CPA"), however, may satisfy the FDC Act medical device definition. Certain computer software products, while considered medical devices, are exempt from particular FDA regulatory requirements, including the requirement of FDA premarket clearance or approval. The Company believes that to the extent that any component of the PACE product line is a medical device, it would be exempt from regulation under the draft policy. Nevertheless, such products may still be subject to the FDC Act's general prohibition against adulterated and misbranded devices.


The Company expects that the FDA is likely to become increasingly active in regulating computer software intended for use in the health care setting. Furthermore, there can be no assurance that any final FDA policy governing computer hardware and software products, once issued, or other future laws and regulations concerning the manufacture or marketing of medical devices or health care information systems will not increase the cost and time to market new or existing products. If the FDA chooses to regulate any of the Company's systems as medical devices not exempt from regulation, it can impose extensive requirements upon the Company, including the requirement that the Company seek either FDA clearance of a premarket notification submission demonstrating the device's substantial equivalence to a legally marketed predicate device or approval of a premarket approval application establishing the safety and effectiveness of the device. FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition, the Company would be required to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing requirements, reporting of certain device malfunctions and adverse device events. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or service of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval of products, withdrawal of clearances and approvals, and criminal prosecution. See "Business -- Government Regulation."



RISK OF PRODUCT LIABILITY CLAIMS; LIMITED LIABILITY INSURANCE. The Company's systems provide information that relates to health care enterprise operations, but do not provide diagnoses of conditions. However, the Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or systems is alleged to have failed to have provided adequate and timely clinical information or otherwise resulted in adverse effects. The Company currently maintains product liability insurance, including a $1.0 million per occurrence and a $2.0 million aggregate limit on coverage. There can be no assurance that liability claims will not exceed the coverage limits of such policy or that such insurance will continue to be available at commercially reasonable rates or at all. If the Company does not or cannot maintain sufficient liability insurance, its ability to market its products may be significantly impaired. The Company has not experienced any product liability claims to date. There can be no assurance, however, that the Company will not become subject to such claims, which, if made, could have a material adverse effect on the Company's business, financial condition and results of operations.



FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING. The Company believes that the net proceeds to the Company from this offering, combined with its currently available funds, will meet its cash requirements for approximately six months. Thereafter, or sooner if necessary or appropriate, the Company may need to raise additional funds through public or private financings, including equity financings, which may be dilutive to shareholders. There can be no assurance that the Company will be able to raise additional funds if or when its capital resources are exhausted, or that funds will be available on terms attractive to the Company. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or projects, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NATURE OF IMPLEMENTATION CONTRACTS. Contracts to implement the Company's systems generally provide that the customer may terminate its contract upon a material breach by the Company. Occasionally, however, the customer may negotiate termination provisions that do not relate to the Company's performance or that allow the customer to delay certain aspects of implementation. Certain contracts may contain provisions that allow the customer to reassess and renegotiate the amount or configuration of systems to be purchased after implementation by a customer. Although no customer has acted to terminate an implementation contract to date, there can be no assurance that the Company's customers will not terminate an implementation contract in the future or that any such termination would not have a material adverse effect on the Company's reputation or its business, financial condition and results of operations. The Company's software maintenance contracts are generally renewable at the option of the customer every three to five years and are subject to renegotiation upon renewal. There can be no assurance that the Company's customers will renew their maintenance contracts or that renewal terms will be as favorable to the Company as existing terms. See "Business -- Sales and Marketing."

CERTAIN EXISTING CONTRACTS. Certain of the Company's existing customer contracts for PACE systems do not contain specific provisions relating to fees for certain obligations to be provided by the Company. While the Company is working with these customers to better define these obligations, there can be no assurance that the Company will be able to reach satisfactory results in these discussions. The inability of the Company to do so could result in the Company continuing to provide resources to projects for which the Company receives little or no additional compensation. See "Business -- Client Services."

LIMITATIONS ON DIRECTOR LIABILITY; INDEMNIFICATION. The Articles of Incorporation of the Company provide that a director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted under the Iowa Business Corporation Act. As a result of these and similar provisions in the Company's Bylaws, the Company's directors may not be liable to the shareholders for negligence or even gross negligence in the performance of their duties as directors. The Articles of Incorporation and Bylaws of the Company also provide that all directors and officers and certain other persons shall be indemnified to the fullest extent permitted by applicable law in connection with each such person's service to the Company. See "Description of Capital Stock -- Indemnification and Limitation of Liability."


CONTROL BY DIRECTORS AND AFFILIATES; ANTI-TAKEOVER PROVISIONS. As of May 31, 1996 and assuming the completion of this offering, the Company's officers, directors and principal shareholders, in the aggregate, beneficially owned approximately 42.1% of the Company's outstanding shares of Common Stock (44.4% if stock options and warrants held by officers, directors and principal shareholders were exercised), assuming no purchase of the shares of Common Stock offered hereby by existing officers, directors and principal shareholders. See "Principal Shareholders." As a result, these shareholders acting together would be able to effectively control matters requiring approval by the shareholders of the Company, including the election of directors. The Company's charter provides for 5,000,000 shares of authorized but unissued Preferred Stock, the terms of which may be fixed by the Board of Directors who also have the right to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such Preferred Stock could have the effect of making it more difficult for a third party to acquire control of the outstanding voting stock of the Company. Accordingly, such provisions could have the effect of delaying, deterring or preventing a change of control of the Company. See "Description of Capital Stock."



SECURITIES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Common Stock in the public market following this offering could have an adverse effect on the price of the Common Stock. The 900,000 shares offered hereby will be subject to a 270-day lock-up agreement. At the present time, approximately 4,076,616 of the Company's outstanding shares are either freely tradeable or may be sold in reliance on Rule 144, subject to compliance with the provisions of that Rule. In addition, warrants to purchase approximately 388,000 shares of Common Stock are presently exercisable, and the holders of such warrants have the right to cause the Company to register the Common Stock received on the exercise of such warrants. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock -- Registration Rights" and "Securities Eligible for Future Sale."


NO DIVIDENDS CONTEMPLATED. The Company does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. The Company currently intends to retain earnings, if any, to fund the development and growth of its business. See "Dividend Policy."


DILUTION. Investors in this offering will incur immediate and substantial dilution in the net tangible book value of the shares of the Common Stock of approximately $1.97 per share based on an assumed public offering price of $3.25. Additional dilution could result from the exercise of certain outstanding options and warrants. See "Dilution."



LOCK-UP AGREEMENT AND POSSIBLE TRANSFER RESTRICTIONS. All shares sold in this offering will be subject to a 270-day lock-up pursuant to the Subscription Agreement that must be signed by all purchasers. Securities laws of certain states may require purchasers to acquire the shares in this offering for investment and/or place other restrictions on transfer of the shares. See "Securities Eligible for Future Sale" and "Plan of Distribution."

NO MINIMUM OFFERING AMOUNT. The terms of the offering do not require that any minimum number of shares be sold. All funds received for subscriptions will therefore be at the immediate disposal of the Company even if fewer than 900,000 shares are sold. See "Plan of Distribution."


                                   THE COMPANY

The Company was incorporated in 1987 as an Iowa corporation and changed its name from Health Care Expert Systems, Inc. to PACE Health Management Systems, Inc. in March 1995. The Company's executive offices are located at 1025 Ashworth Road, Suite 420, West Des Moines, Iowa 50265; its main switchboard telephone number is
(515) 222-1717; its fax number is (515) 222-0570; its e-mail address is pacesystems.com. The Company maintains an Internet home page.

                                 USE OF PROCEEDS


The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company, at an assumed public offering price of $3.25 after deducting estimated expenses payable in connection with this offering, are estimated to be approximately $2.7 million.


The Company intends to use the net proceeds of this offering as working capital to finance general corporate purposes, certain anticipated capital expenditures necessary to meet expected growth needs of the Company and to recruit and retain key employees. The primary purposes of this offering are to: accelerate and increase research and development efforts primarily with respect to Graphical PACE CMS and the CPA, expand sales and marketing efforts, expand internal client services staff and to fund general working capital needs. A portion of the net proceeds may also be used for the acquisition of complementary businesses or products. Although the Company frequently evaluates potential acquisitions, the Company currently has no agreements or commitments with respect to any acquisition.

Pending application of the net proceeds as described above, the net proceeds of this offering will be placed in interest-bearing bank accounts or invested in United States government securities or other short-term, interest-bearing, investment grade securities.

                                 DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to fund operations and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


The following table sets forth the capitalization of the Company as of March 31, 1996, on an actual basis and as adjusted for the sale of 900,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $3.25 per share after estimated expenses. This table should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."




                                                                          MARCH 31, 1996
                                                                          (IN THOUSANDS)
                                                                          --------------
                                                                      ACTUAL    AS ADJUSTED(1)
                                                                      ------    --------------
Current maturities of long-term obligations                          $    15       $    15
                                                                     =======       =======
Long-term obligations, less current maturities                            44            44
                                                                     -------       -------
Shareholders' equity:
  Preferred Stock, convertible, no par value; 5,000,000; none
   issued or outstanding, actual or as adjusted                           --            --
  Common Stock, no par value; 20,000,000 shares authorized;
   4,152,199 shares issued and outstanding, actual;
   5,052,199 shares issued and outstanding, as adjusted(1)            13,300        15,960
  Additional paid-in capital                                              54            54
  Accumulated deficit                                                 (9,524)       (9,524)
                                                                     -------       -------
    Total shareholders' equity                                         3,830       $ 6,490
                                                                     -------       -------
      Total capitalization                                           $ 3,874       $ 6,534
                                                                     =======       =======


(1) Excludes, as of March 31, 1996, (i) an aggregate of 868,433 shares of Common Stock issuable upon exercise of outstanding warrants, and (ii) 545,494 shares of Common Stock reserved for issuance under the Company's 1995 Stock Compensation Plan. As of March 31, 1996, options to purchase 284,421 shares of Common Stock were outstanding under the Plan. See "Compensation of Executive Officers and Directors -- Stock Compensation Plan."


                                    DILUTION


The net tangible book value of the Company as of March 31, 1996 was approximately $3.8 million, or $0.92 per share of Common Stock. Net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 900,000 shares of Common Stock offered hereby at an assumed offering price of $3.25 per share, and after deducting estimated offering expenses payable by the Company, the Company's net tangible book value at March 31, 1996 would have been approximately $6.5 million, or $1.28 per share. This represents an immediate increase in net tangible book value of $0.36 per share to existing shareholders and an immediate dilution of $1.97 per share to new investors purchasing shares in this offering. The following table illustrates this dilution:



Assumed offering price per share                                           $3.25
  Net tangible book value per share before the offering           $0.92
  Increase in net tangible book value per share attributable to
   new investors                                                   0.36
                                                                  -----
Pro forma net tangible book value per share after the offering              1.28
                                                                           -----
Dilution per share to new investor(s)                                      $1.97
                                                                           =====

The following table summarizes, as of March 31, 1996, the differences between the number of shares of Common Stock owned by existing shareholders and to be purchased by new investors, the effective cash cost therefor, and the average price per share. The table assumes that no shares of Common Stock are purchased in the offering by existing shareholders. To the extent such persons purchase in this offering, their percentage ownership, total consideration, and average consideration per share will be greater than that shown. The following gives effect to the issuance of shares of Common Stock offered hereby, but does not give effect to any other exercise or conversion events relating to the Common Stock.

                           SHARES PURCHASED        TOTAL CONSIDERATION
                           ----------------        -------------------      AVERAGE PRICE
                          NUMBER      PERCENT     AMOUNT       PERCENT        PER SHARE
                          ------      -------     ------       -------        ---------
Existing
 Shareholders           4,152,199       82.2%    $14,418,992       83.1%         $3.47
New Investors             900,000       17.8       2,925,000       16.9           3.25
                        ---------      -----     -----------      -----          -----
  Total                 5,052,199      100.0%    $17,343,992      100.0%         $3.43
                        =========      =====     ===========      =====          =====


The foregoing tables assume no exercise of outstanding options or warrants. At March 31, 1996, there were options and warrants outstanding to purchase 1,152,854 shares of Common Stock at a weighted average exercise price of $3.29 per share. As of such date, options and warrants to purchase 571,151 shares of Common Stock were immediately exercisable. To the extent these or additional outstanding options or warrants are exercised, there will be further dilution to new investors.


                           PRICE RANGE OF COMMON STOCK


The Company's Common Stock began trading on the Nasdaq SmallCap Market under the symbol "PCES" on April 27, 1995. Prior to that date, there was no public market for the Company's Common Stock.


The following table sets forth the high and low bid quotations for the Company's Common Stock as reported on the Nasdaq SmallCap Market for the periods indicated.


                                           HIGH     LOW
                                           ----     ---
1995
  Second Quarter (from April 27)          $5-3/8  $4-7/8
  Third Quarter                            5-1/2   4-7/8
  Fourth Quarter                           5-3/8   2-1/2
1996
  First Quarter                           $6      $2-3/4
  Second Quarter                           9-5/8   5-1/4
  Third Quarter (through July 31, 1996)    7-1/2   4-1/4



On August 5, 1996, the last sale price of the Common Stock, as reported on the Nasdaq SmallCap Market, was $4.00 per share.


As of April 2, 1996, there were approximately 900 shareholders of record of the Company's Common Stock.


                             SELECTED FINANCIAL DATA

The following selected financial data of the Company as of and for each of the years in the four-year period ended December 31, 1995 have been derived from financial statements audited by McGladrey & Pullen, LLP, independent public accountants. The information set forth below is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes thereto as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and the independent auditor's report thereon, and other financial information included in this Prospectus. The selected financial data for 1991, as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from unaudited financial statements of the Company and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three month periods are not necessarily indicative of the results that may be expected for the entire year. The Company has never declared or paid any cash dividends on shares of its capital stock.

                                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                    MARCH 31,
                                                     -----------------------                                ------------------
                                    1991         1992          1993          1994           1995            1995          1996
                                    ----         ----          ----          ----           ----            ----          ----
Net revenues:
  Systems revenues               $  349,337   $  836,905   $   435,416   $    52,346    $ 1,730,705    $  320,022    $  705,052
  Customer support services          23,631      128,445       262,003       325,487        350,091        81,806       100,144
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
                                    372,968      965,350       697,419       377,833      2,080,796       401,828       805,196
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
Costs and expenses:
  Cost of systems revenues          137,451      476,258       163,432        64,101        621,023        56,992       114,083
  Client services                    20,686      171,088       253,682       436,384        868,382       149,560       168,918
  Product development               131,436      229,421       139,623     2,131,616        980,144       119,542       338,950
  Sales and marketing               209,895      269,458       480,916       622,302        865,105       155,243       321,047
  General and administrative        277,296      249,155       659,387       734,934      1,285,617       258,917       517,403
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
                                    776,764    1,395,380     1,697,040     3,989,337      4,620,271       740,254     1,460,401
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
  Loss from operations             (403,796)    (430,030)     (999,621)   (3,611,504)    (2,539,475)     (338,426)     (655,205)
Other income (expense), net          13,184        9,460       (24,511)      (11,657)       126,987        (9,295)       25,085
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
  Loss before income taxes         (390,612)    (420,570)   (1,024,132)   (3,623,161)    (2,412,488)     (347,721)     (630,120)
Provision for income taxes               --           --            --            --             --            --            --
                                 ----------   ----------   -----------   -----------    -----------    ----------    ----------
  Net loss                       $ (390,612)  $ (420,570)  $(1,024,132)  $(3,623,161)   $(2,412,488)   $ (347,721)   $ (630,120)
                                 ==========   ==========   ===========   ===========    ===========    ==========    ==========
Loss per common and common
 equivalent share                $    (0.38)  $    (0.41)  $     (0.98)  $     (3.39)   $     (0.78)   $    (0.34)   $    (0.15)
                                 ==========   ==========   ===========   ===========    ===========    ==========    ==========
Pro forma loss per common
 and common equivalent share                                                            $     (0.65)   $    (0.12)
                                                                                        ===========    ==========
Weighted average number of
 common and common equivalent
 shares outstanding               1,025,937    1,033,716     1,042,591     1,069,337      3,091,560     1,028,139     4,152,199

                                                      DECEMBER 31,
                                                      ------------                                       MARCH 31,
                                      1991        1992          1993          1994           1995           1996
                                      ----        ----          ----          ----           ----           ----
Balance Sheet Data:
  Working capital (deficit)         $482,613    $  8,986     $ (467,715)   $  (23,323)    $2,294,560     $1,635,377
  Total assets                       755,380     910,510      1,377,727     3,784,863      5,679,748      4,565,535
  Current maturities of
   long-term obligations                  --          --         30,103       806,733        761,932         14,544
  Long-term obligations, less
   current maturities                122,208     133,207        136,489       854,731         47,663         43,554
  Shareholders' equity               583,537     162,967        411,611     1,169,920      4,406,239      3,830,130


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS WHICH COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, AS WELL AS IN THE SECTIONS ENTITLED "RISK FACTORS" AND "BUSINESS."

GENERAL


PACE was organized in 1987 as a computer systems consulting firm. In 1989, the Company began to develop and market a nursing station care plan management system built around a knowledge base or "Clinical Library" developed over a period of 20 years at Carnegie-Mellon and Creighton Universities. In late 1992, the Company recognized what it believed to be a significant opportunity for software applications integrated with the Clinical Library to address the point-of-care clinical information systems market and began to develop the PACE Clinical Information System ("PACE/CIS"). In early 1993, the Company discontinued marketing the nursing station care plan management system as a stand-alone product and focused on development of PACE/CIS. As a result, no new systems were installed during 1994, and no license fee revenues were recorded during that year. The Company discontinued the marketing and sale of PACE/CIS, the system from which the Company had derived substantially all of its revenues in 1995, and introduced PACE CMS, a comprehensive care management system representing a significant enhancement to PACE/CIS. PACE CMS, the system from which the Company derives substantially all of its revenues, is currently being further enhanced through the addition of a graphical user interface and a three-tier, client/server, open-systems architecture ("Graphical PACE CMS"). Graphical PACE CMS is currently undergoing beta testing and is expected to be available for commercial implementation in early 1997. To date, the Company has successfully marketed and sold only a limited number of the PACE systems. There can be no assurance that the Company will be able to implement successfully additional PACE systems or that the delivery of Graphical PACE CMS will occur on a timely basis, or at all. Furthermore, there can be no assurance that PACE systems will achieve market acceptance.


From its inception in 1987 through March 31, 1996, the Company has accumulated net losses of approximately $9.5 million. Losses have resulted principally from costs incurred in research and development of the Company's technologies and from general and administrative costs. These costs have significantly exceeded the Company's revenues which, from the Company's inception through December 1994, were derived primarily from the sale of systems no longer being marketed by the Company.

Prior to April 1995, the Company financed operations with capital contributed by private investors. In April 1995, the Company completed its initial public offering, selling 1,300,000 shares of Common Stock at $5.00 per share for net proceeds to the Company of approximately $5.5 million. Effective as of the closing of the initial public offering, all outstanding shares of the Company's preferred stock (the "Preferred Stock") issued during previous rounds of private financing were converted to Common Stock on a one-to-one basis.

Since April 1995, the Company has added several new members in key positions of its management team. They include Matthew Terstriep, Vice President of Sales and Marketing, Ronald Wunder, Vice President of Technology and, most recently, Mark J. Emkjer as Chief Executive Officer. Mr. Emkjer is also a director of the Company. The Company is continuing to expand its sales, marketing and customer support organizations and is increasing its investment in research and development efforts. See "Business -- Sales and Marketing" and "Management."


The Company derives substantially all of its revenues from the sale of PACE systems including: (a) software license fees, (b) implementation fees and (c) hardware sales. Software license fees are generated from contracts that grant clients the right to use the Company's software. These contracts typically provide a one-time software license fee to be paid during implementation. Implementation fees include revenues derived from the installation of hardware and the implementation and training services related to the sale of software licenses. Hardware sales are generated from the sale of third-party manufactured hardware, typically sold in conjunction with the Company's software. Following implementation of the software, the Company also generally receives monthly revenues for customer support services. Customer support services include revenue from maintenance and support services, miscellaneous customization following implementation and consulting services. The Company recognizes revenues in accordance with Statement of Position 91-1, "Software Revenue Recognition," which requires that systems be delivered, collectibility be probable and there be no significant uncertainty about acceptance. The Company generally records software license fees and implementation fees over the period of implementation. Revenues from hardware sales are recorded at the time of delivery and customer support services revenue is recorded monthly. Revenues are not recorded at the time of contract signing, and because of the Company's revenue recognition policy, there is frequently a period of time between the contract signature date and the actual recording of revenues.


The Company capitalizes software development costs that relate primarily to either the development of new software or significant enhancements to existing software. Software costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," which requires capitalization of expenses following determination of technical feasibility and until the software is ready for general release. The capitalized costs are amortized by the greater of (a) the ratio that current gross revenues for software sales bear to the total of current and anticipated future gross revenues for such software sales, or (b) the straight-line method over the estimated economic life of the software, usually three to seven years. In 1994, the Company capitalized $1.5 million related to software acquired from a third party developer.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain items from the Company's statements of income expressed as a percentage of net revenues.

                                                                       THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,               MARCH 31,
                                     -----------------------           ------------------
                                  1993         1994         1995        1995        1996
                                  ----         ----         ----        ----        ----
Net revenues:
  Systems revenues                 62.4%        13.9%        83.2%       79.6%      87.6%
  Customer support services        37.6         86.1         16.8        20.4       12.4
                                 ------       ------       ------       -----      -----
                                  100.0        100.0        100.0       100.0      100.0
                                 ------       ------       ------       -----      -----
Costs and expenses:
  Cost of systems revenues         23.4         17.0         29.8        14.2       14.2
  Client services                  36.4        115.5         41.7        37.2       21.0
  Product development              20.0        564.2         47.1        29.7       42.1
  Sales and marketing              69.0        164.7         41.6        38.6       39.9
  General and administrative       94.5        194.5         61.8        64.4       64.3
                                 ------       ------       ------       -----      -----
                                  243.3      1,055.9        222.0       184.1      181.5
                                 ------       ------       ------       -----      -----
    Loss from operations         (143.3)      (955.9)      (122.0)      (84.1)     (81.5)
Other income (expense), net        (3.5)        (3.1)         6.1        (2.3)       3.1
                                 ------       ------       ------       -----      -----
    Loss before income taxes     (146.8)      (959.0)      (115.9)      (86.4)     (78.4)
Provision for income taxes          0.0          0.0          0.0         0.0        0.0
                                 ------       ------       ------       -----      -----
    Net loss                     (146.8)%     (959.0)%     (115.9)%     (86.4)%    (78.4)%
                                 ======       ======       ======       =====      =====


THREE MONTHS ENDED MARCH 31, 1995 AND 1996


NET REVENUES: Net revenues include systems revenues and customer support services. Net revenues were $401,828 and $805,196 for the three months ended March 31, 1995 and 1996, respectively, representing an increase of 100.4%. Systems revenues comprised 79.6% and 87.6%, of net revenues for the three months ended March 31, 1995 and 1996, respectively. This increase was partially attributable to the sale of larger systems incorporating increased functionality. The Company also began to recognize systems revenues on a 20-site license agreement in the three months ended March 31, 1996, following acceptance of a pilot project from a healthcare provider with a nationwide network of 37 rehabilitation hospitals. Revenue from this healthcare provider accounted for approximately 63.2% of net revenues for the three months ended March 31, 1996.


COST OF SYSTEMS REVENUES: Cost of systems revenues includes hardware purchases, commissions and royalties payable to third parties. Cost of systems revenues was $56,992 and $114,083 in the three months ended March 31, 1995 and 1996, respectively, representing an increase of 100.2%, primarily as a result of costs associated with increased net revenues. Cost of systems revenues totaled 14.2% of net revenues for each of the three months ended March 31, 1995 and 1996. Cost of systems revenues as a percentage of net revenues is expected to fluctuate in the future, depending on the relative mix of software and hardware.

CLIENT SERVICES: Client services expenses include salaries and expenses related to implementation and support. Client services expenses were $149,560 and $168,918 in the three months ended March 31, 1995 and 1996, respectively, representing an increase of 12.9%. The increase was primarily due to an increase in implementation personnel required to support the increase in systems sold. The Company expects that client services expenses will increase in the future, although client services expenses as a percentage of net revenues may fluctuate from period to period.

PRODUCT DEVELOPMENT: Product development expenses include salaries and expenses related to development and documentation of software systems, net of capitalized software development costs. Product development expenses were $119,542 and $338,950 in the three months ended March 31, 1995 and 1996, respectively, representing an increase of 183.5%. This increase was primarily due to increases in personnel and payroll-related expenses related to the Company's expanded development efforts and an increase in amortization of capitalized costs. The Company capitalized $81,144 and $94,217 of product development costs and amortized $13,560 and $60,048 in the three months ended March 31, 1995 and 1996, respectively. The Company expects that product development expenses will increase in the future, although product development expenses as a percentage of revenues may fluctuate from period to period.

SALES AND MARKETING: Sales and marketing expenses include salaries, advertising, trade show costs and travel expenses related to the sale and marketing of the Company's systems. Sales and marketing expenses were $155,243 and $321,047 for the three months ended March 31, 1995 and 1996, respectively, representing an increase of 106.8%. This increase was primarily due to increases in personnel and payroll-related expenses as the Company expanded its sales and marketing efforts. The Company expects the level of sales and marketing expenses will increase in the future, although sales and marketing expenses as a percentage of net revenues may fluctuate from period to period.

GENERAL AND ADMINISTRATIVE: General and administrative expenses include salaries and expenses for the corporate administration and finance, legal, insurance, rent and depreciation expenses. General and administrative expenses were $258,917 and $517,403 for the three months ended March 31, 1995 and 1996, respectively, representing an increase of 99.8%. The increase was primarily due to one-time costs of approximately $250,000 associated with the recruiting and hiring of the Company's new Chief Executive Officer in March 1996. The Company expects the level of general and administrative expenses to increase in the future, although general and administrative expenses as a percentage of net revenues may fluctuate from period to period.

OTHER INCOME (EXPENSE), NET: Other income (expense), net is comprised of interest income and expenses. Other income (expense), net was $(9,295) and $25,085 for the three months ended March 31, 1995 and 1996, respectively, representing a change of $34,380, primarily as a result of interest income associated with higher cash balances following the Company's initial public offering. In addition, interest expense was reduced following the repayment of $500,000 in bridge notes in April 1995, with proceeds from the initial public offering.


FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995


NET REVENUES: Net revenues were $377,833 and $2.1 million in 1994 and 1995, respectively, representing an increase of 450.7%. During 1994, the Company was focused primarily on the development of PACE CMS, which was introduced to the marketplace in 1995, and the Company does not expect this rate of revenue growth to continue. Systems revenues as a percentage of net revenues were 13.9% and 83.2% of net revenues in 1994 and 1995, respectively. Customer support services revenues were 86.1% and 16.8% of net revenues in 1994 and 1995, respectively.


COST OF SYSTEMS REVENUES: Cost of systems revenues was $64,101 and $621,023 in 1994 and 1995, respectively. The increase was primarily a result of costs associated with increased systems revenue. Cost of systems revenues as a percentage of net revenues was 17.0% and 29.8% in 1994 and 1995, respectively. This increase was a result of a shift in product mix to include a higher percentage of hardware sales, which typically have lower gross margins.

CLIENT SERVICES: Client services expenses were $436,384 and $868,382 in 1994 and 1995, respectively, representing an increase of 99.0%. The increase was primarily due to increases in personnel and payroll-related expenses as client services were expanded to support the implementation of new sites in 1995.

PRODUCT DEVELOPMENT: Product development expenses were $2.1 million and $980,144 in 1994 and 1995, respectively, representing a decrease of 46.0%. The decrease was attributable to a one-time expenditure in 1994 of $1.5 million related to the development of software by a third party. This decrease was partially offset by an increase in 1995 of personnel and payroll-related expenses attributable to the addition of personnel related to Graphical PACE CMS and, to a lesser extent, an increase in amortization expense. The Company capitalized $1,691,305 and $147,861 of software development costs, and amortized $198,253 and $247,610 in 1994 and 1995, respectively.

SALES AND MARKETING: Sales and marketing expenses were $622,302 and $865,105 in 1994 and 1995, respectively, representing an increase of 39.0%. This increase was primarily due to increases in personnel and payroll-related expenses and increases in fees for consulting services paid to a third party.

GENERAL AND ADMINISTRATIVE: General and administrative expenses were $734,934 and $1.3 million in 1994 and 1995, respectively, representing an increase of 74.9%. The increase was primarily due to an increase in professional services, an additional allowance for doubtful accounts, an increase in rent expense following the Company's expansion of its office space, and an increase in insurance expense related to the Company's director's and officer's liability coverage.

OTHER INCOME (EXPENSE), NET: Other income (expense), net was $(11,657) and $126,987 for 1994 and 1995, respectively, representing a change of $138,644, primarily due to higher invested cash balances resulting from the Company's initial public offering.


FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994



NET REVENUES: Net revenues were $697,419 and $377,833 in 1993 and 1994, respectively, representing a decrease of 54.2%. This decrease was primarily the result of the Company's decision in 1993 to discontinue marketing the nursing station care plan management system as a stand-alone product and focus the Company's efforts on developing and marketing PACE/CIS. Due to the long sales cycle for the Company's systems, the first contracts for PACE/CIS were not executed until late 1994, and the Company did not begin to recognize revenue on those contracts until 1995. Systems revenues as a percentage of net revenues were 62.4% and 13.9% in 1993 and 1994, respectively. Customer support services were 37.6% and 86.1% of net revenues in 1993 and 1994, respectively.


COST OF SYSTEMS REVENUES: Cost of systems revenues was $163,432 and $64,101 in 1993 and 1994, respectively, representing a decrease of 60.8%. This decrease was primarily a result of lower cost of sales associated with decreased system sales. Cost of systems revenues as a percentage of net revenues was 23.4% and 17.0% in 1993 and 1994, respectively. This decrease was primarily a result of the Company's decision to discontinue the marketing and sale of the nursing station care plan management system and focus on developing and marketing PACE/CIS.

CLIENT SERVICES: Client services expenses were $253,682 and $436,384 in 1993 and 1994, respectively, representing an increase of 72.0%. The increase was primarily due to an increase in implementation personnel to support anticipated systems sales.


PRODUCT DEVELOPMENT: Product development expenses were $139,623 and $2.1 million in 1993 and 1994, respectively, representing an increase of 1,426.7%. This increase was primarily attributable to an expenditure of $1.5 million in 1994 related to the development of software by a third party. Product development expenditures increased to a lesser extent due to higher personnel and payroll related expenses and an increase in amortization expense. The Company capitalized $260,508 and $1,691,305 of software development costs and amortized $81,859 and $198,253 in 1993 and 1994 respectively.


SALES AND MARKETING: Sales and marketing expenses were $480,916 and $622,302 in 1993 and 1994, respectively, representing an increase of 29.4%. This increase was primarily due to increases in personnel and payroll-related expenses attributable to increases in the Company's sales and marketing personnel.

GENERAL AND ADMINISTRATIVE: General and administrative expenses were $659,387 and $734,934 in 1993 and 1994 respectively, representing an increase of 11.5%. This increase was primarily due to increases in personnel and payroll-related expenses.

OTHER INCOME (EXPENSE), NET: Other income (expense), net was $(24,511) and $(11,657) for 1993 and 1994, respectively, representing a change of $12,854, primarily as a result of a reduction in notes payable as a result of application of proceeds from sales of Preferred Stock.

PROVISION FOR INCOME TAXES

As of March 31, 1996, no provision for income tax benefit has been recorded due to the Company recording a valuation allowance on the deferred tax assets.

NET OPERATING LOSS CARRYFORWARDS

At December 31, 1995, the Company had net operating loss ("NOL") carryforwards of approximately $7.2 million to offset future federal taxable income, if any. In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in ownership of the Company of greater than 50% within a three-year period results in an annual limitation of the Company's ability to utilize its NOL carryforwards which accrued during the tax periods prior to the change in ownership. The Company has NOL carryforwards of approximately $4.9 million which are subject to an annual limitation of approximately $1.4 million due to a change in ownership resulting from the Company's initial public offering. The Company has an NOL carryforward of approximately $2.3 million which is not subject to any limitation. The Company does not anticipate that this offering will result in a change of ownership under Section 382 of the Code and accordingly does not anticipate any further NOL carryforward limitation at this time. However, there can be no assurance that any subsequent issue of capital stock by the Company or transfer of capital stock by an existing shareholder would not cause a change in ownership.

QUARTERLY RESULTS OF OPERATIONS

The following table contains quarterly operating results for the fiscal years ended December 31, 1994 and 1995 and the three month period ended March 31, 1996. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the information for the period presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                             QUARTER ENDED
                              ----------------------------------------------------------------------------
                                MARCH 31,     JUNE 30,    SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                  1994         1994         1994        1994          1995         1995
                              -----------  -----------  -----------  -----------  -----------  -----------
Net revenues:
 Systems revenues             $    11,152  $    16,298  $    20,464  $     4,432  $   320,022  $   403,158
 Customer support services         80,337       84,204       81,955       78,991       81,806      100,337
                              -----------  -----------  -----------  -----------  -----------  -----------
                                   91,489      100,502      102,419       83,423      401,828      503,495
                              -----------  -----------  -----------  -----------  -----------  -----------
Costs and expenses:
 Cost of systems revenues           9,408       10,408       20,012       24,273       56,992      134,829
 Client services                   75,572       90,721      113,845      156,246      149,560      204,215
 Product development               95,930       97,989       67,643    1,870,054      119,542      209,571
 Sales and marketing              133,921      159,226      185,772      143,383      155,243      214,280
 General and administrative       190,392      209,410      221,675      113,457      258,917      232,087
                              -----------  -----------  -----------  -----------  -----------  -----------
                                  505,223      567,754      608,947    2,307,413      740,254      994,982
                              -----------  -----------  -----------  -----------  -----------  -----------
   Loss from operations          (413,734)    (467,252)     506,528   (2,223,990)    (338,426)    (491,487)
Other income (expense), net        (2,635)      (4,510)      (2,117)      (2,395)      (9,295)      37,971
                              -----------  -----------  -----------  -----------  -----------  -----------
   Loss before income taxes      (416,369)    (471,762)    (508,645)  (2,226,385)    (347,721)    (453,516)
Provision for income taxes           --           --           --           --           --           --
                              -----------  -----------  -----------  -----------  -----------  -----------
   Net loss                   $  (416,369) $  (471,762) $  (508,645) $(2,226,385) $  (347,721) $  (453,516)
                              ===========  ===========  ===========  ===========  ===========  ===========
Loss per common and common
 equivalent share             $     (0.40) $     (0.46) $     (0.49) $     (3.39) $     (0.34) $     (0.14)
                              ===========  ===========  ===========  ===========  ===========  ===========
Weighted average number of
 common and common
 equivalent shares              1,047,215    1,028,252    1,028,251    1,069,337    1,028,139    3,140,026


(wide table continued from above)


             QUARTER ENDED
 -------------------------------------
   SEPT. 30,     DEC. 31,     MARCH 31,
     1995         1995          1996
 -----------  -----------  -----------

 $   479,134  $   528,391  $   705,052
      91,676       76,272      100,144
 -----------  -----------  -----------
     570,810      604,663      805,196
 -----------  -----------  -----------

     192,918      236,284      114,083
     267,330      247,277      168,918
     231,531      419,500      338,950
     233,416      262,166      321,047
     333,607      461,006      517,403
 -----------  -----------  -----------
   1,258,802    1,626,233    1,460,401
 -----------  -----------  -----------
    (687,992)  (1,021,570)    (655,205)
      54,169       44,142       25,085
 -----------  -----------  -----------
    (633,823)    (977,428)    (630,120)
        --           --           --
 -----------  -----------  -----------
 $  (633,823) $  (977,428) $  (630,120)
 ===========  ===========  ===========

 $     (0.15) $     (0.78) $     (0.15)
 ===========  ===========  ===========


   4,152,199    4,152,199    4,152,199



The Company believes that its future operating results will be subject to annual and quarterly fluctuations due to a number of factors, some of which are outside the control of the Company. These factors include market acceptance of, and fluctuations in, the average selling prices of the Company's systems and the products of its competitors, the timing of significant orders and the duration of the implementation of those orders, the Company's relatively long sales cycle, loss of customers due to consolidation in the health care industry, customers' procurement cycles and changes in customer budgets, investments by the Company in research and development and sales and marketing and other corporate resources, timing of the introduction by the Company and its competitors of new systems and enhancements to existing systems, the relative mix of systems and services sold by the Company, changes in the Company's strategic alliances, changing customer requirements, changes in the regulatory environment and general economic conditions. Historically, a disproportionately large number of sales contracts have been entered into in the second half of the year as a consequence of hospital procurement cycles. Because of the manner in which the Company recognizes revenue, substantial portions of the revenues from such sales contracts are not likely to be recorded in the Company's financial statements until periods subsequent to those in which such contracts are signed. In addition, the Company plans to increase its operating expenses to fund greater levels of research and development, increase its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially, adversely affected. Further, due to the relatively fixed nature of most of the Company's costs, any unanticipated shortfall in revenue in any fiscal quarter would have a material adverse effect on the Company's results of operations in that quarter and could have a material adverse effect on the Company's business and financial condition. As a result of the foregoing, and because PACE CMS has only recently been introduced and a limited number of systems sold, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.


LIQUIDITY AND CAPITAL RESOURCES

Since inception in 1987, the Company's primary source of funding for working capital needs, capital expenditures and its operating losses has been from the sale of common and convertible preferred stock. During this time, the Company completed seven private placements, receiving approximately $7.8 million in aggregate net proceeds and also completed its initial public offering in April 1995, receiving approximately $5.5 million in net proceeds.

For the three years ending December 31, 1993, 1994 and 1995, the Company reflected net losses of $1.0 million, $3.6 million and $2.4 million, respectively, resulting in net cash used in operations for each of the years of $768,251, $2.5 million and $2.5 million, respectively. During the three months ended March 31, 1995 and 1996, the Company reflected net losses of $347,721 and $630,120, respectively, resulting in net cash used in operations of $346,189 and $345,170, respectively.

Net cash used in investing activities totaled $846,463, $292,670 and $483,237 for the years ending December 1993, 1994 and 1995, respectively, and $166,153 and $178,968 for the three months ended March 31, 1995 and 1996, respectively. Cash used in investing activities was primarily for the purchase of furniture and equipment and capitalized software development costs.

Cash provided by financing activities totaled $1.6 million, $2.9 million and $5.6 million for the three years ending December 31, 1993, 1994 and 1995, respectively, and $1.0 million for the three months ended March 31, 1995. For the three months ended March 31, 1996, the Company used net cash of $751,497, primarily for the repayment of notes payable and long-term obligations.

As of March 31, 1996, the Company had working capital of $1.6 million, including a cash balance of $1.6 million. At that date, the Company did not have material long-term obligations or commitments for capital expenditures. As of May 31, 1996, the Company entered into a $1.0 million unsecured line of credit at a variable interest rate (8.25% as of May 31, 1996) under which no amount was outstanding as of June 15, 1996. The line of credit expires on April 30, 1997.

At March 31, 1996, the Company had net accounts receivable of $678,007. Included in accounts receivable are unbilled accounts receivable that were recognized in revenue prior to when payments were due to the Company under the customer contracts. Accounts payable, customer deposits and accrued expenses totaled $677,307 as of March 31, 1996.


The Company believes that the net proceeds to the Company from this offering, combined with its currently available funds, will meet its cash requirements for approximately six months. Thereafter, or sooner if necessary or appropriate, the Company may need to raise additional funds through public or private financings, including equity financings, which may be dilutive to shareholders. There can be no assurance that the Company will be able to raise additional funds if or when its capital resources are exhausted, or that funds will be available on terms attractive to the Company. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs or projects, which could have a material adverse effect on the Company's business, financial condition and results of operation.


Although increases in salaries and prices of materials can adversely affect the Company's results of operations, the Company generally believes it will be able to increase its selling prices to offset such increased costs. The Company does not believe that inflation has had a material impact on its results of operations over the past several years.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a new financial accounting and reporting standard for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. The new measurement standard prescribed by SFAS No. 123 is optional for employee awards, and the Company is permitted to account for its employee stock incentive and stock purchase plans under a previously issued accounting standard. The Company does not expect to adopt the new accounting standard; consequently, SFAS No. 123 will not have an impact on the Company's financial condition or results of operations. However, the Company will be subject to certain disclosure requirements imposed by SFAS No. 123.


                                    BUSINESS

INTRODUCTION

PACE develops and markets advanced patient care management software systems that enable health care providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. The Company's enterprise-wide, client/server applications automate charting, clinical workflow processes and the clinical pathways that are increasingly being incorporated into health care practices. The Company's core system, PACE CMS, is a modular suite of advanced software applications that provides hospitals and integrated delivery systems a comprehensive system for interdisciplinary documentation, nursing care planning, clinical pathway management and enterprise-wide order management, all at the point-of-care. The Company believes that its systems increase the productivity of nurses and ancillary labor resources, by improving the accuracy and legibility of documentation, reducing clerical tasks such as entering orders for tests, services, consultations and treatments, enhancing communications and coordination of care among members of the patient care team, providing real-time access to detailed patient data at the point of care, facilitating integration of appropriate clinical pathways into patient care plans and treatment regimes, integrating critical patient care information into enterprise-wide, computer-based patient record systems, and, ultimately, improving the quality of care.

INDUSTRY OVERVIEW

Over the past two decades, health care costs have risen dramatically relative to the overall rate of inflation. Historically, reimbursement for health care organizations has been based on a fee-for-service model of payment. With increasing pressure to reduce costs, managed care organizations and other payors are shifting the economic risk for the delivery of care to providers through alternative reimbursement models, including capitation and fixed fees. This pressure has forced providers to deliver more cost-effective services, while at the same time maintaining or improving the quality of care. The need to manage the delivery of care in a more cost-effective manner has led to an increased demand for clinical information systems that enable providers to measure, monitor and improve clinical processes.

The availability of complete, accurate, timely and cost-effective patient information is essential to controlling health care costs while providing high quality patient care. Today, most essential clinical patient care documentation is still stored on paper. The current use of paper-based hospital records is inherently inefficient due to the difficulty of disseminating information throughout an organization, the inability to immediately incorporate changes in a patient's status into the record and the likelihood of transcription errors arising from the redundant data entry. These inefficiencies are driving the growth of point-of-care electronic medical record systems that allow integration from disparate information systems and automate the entry and management of essential patient care data.

In addition, the health care industry is moving towards the adoption of computer-based, standardized nursing care plans and clinical pathways. Nursing care plans include the basic steps required in the daily process of delivering patient care including, among others, the routine documentation of vital statistics, administration of medications and patient education. The Company believes that there is increasing pressure to implement these systems from many managed care organizations, accrediting bodies such as the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"), policy making organizations such as the National Academy of Sciences and the Institute of Medicine, and various federal and state regulatory bodies. Clinical pathways include essential elements of daily care required through the entire episode of care, regardless of their impact on outcomes. By utilizing clinical pathways, caregivers can begin to standardize the provision of care and seek to ensure more consistent outcomes. To develop a clinical pathway, health organizations generally appoint a multi-disciplinary committee to analyze the treatment plans and clinical outcomes of many similarly diagnosed patients in order to determine the statistically significant treatment factors necessary to deliver more consistent, higher-quality outcomes. The development of a clinical pathway in such a manner for each diagnosis typically requires up to one year to complete. Once a clinical pathway has been developed, hospitals often experience difficulty implementing the pathway due to the complexities associated with dissemination of such procedures and differing physician practices.

In light of these fundamental changes in the health care industry, a need exists for a health care information system that assists clinicians in the management of patient care from hospital admission to follow-up assessment. A comprehensive patient care management system must be able to manage patient information, nursing care plans and clinical pathways for providers. In order to assist providers in improving the delivery of care, a patient care management system must also be able to produce valuable benchmark data and outcomes analyses for health care administrators.

THE PACE SOLUTION

The Company's systems and services address the industry's need for advanced point-of-care applications which automate and standardize charting functions, clinical workflow processes and clinical pathways. The Company's open systems architecture allows PACE CMS to be integrated with a health care provider's existing information systems, including financial management, admissions, pharmacy, laboratory and other ancillary systems. Key attributes of PACE CMS include:


* PACE CMS begins to build a point-of-care electronic medical record during the admissions assessment. PACE CMS provides an extensive reference source for assisting clinicians in establishing nursing care plans for patients, based on the physician's diagnosis. PACE CMS also increases clinical workflow efficiency by automating and standardizing the documentation of patient care, including the recording of vital signs, fluid balances, daily care plan flow sheets, medication administration and patient education. Once an initial physician diagnosis has been established, a clinical pathway can be assigned by the physician.


* PACE CMS's point-of-care technology replaces traditional charting and data entry systems, resulting in more accurate, complete and timely patient records. PACE CMS reduces the time required to record patient information, eliminates certain documentation redundancies and errors, reduces medication errors, and improves the general quality, accuracy and availability of patient records. All patient charting can be performed at the point-of-care with automatic updating of the clinical database. Patient data is available on a real-time basis at the point-of-care or at any work station throughout the institution.

* Using PACE CMS, health care providers can concurrently monitor the clinical pathway, chart patient care against the clinical pathway, note variances to the clinical pathway and address outcomes from the clinical pathway. The clinical pathway is updated immediately while the clinician is on-line, and reports are generated automatically. In addition, multi-disciplinary clinical pathways may then be integrated with charting and order management components of patient care.

* Using PACE CMS to maintain point-of-care electronic medical records and clinical pathways, a health care provider can continually monitor patient outcomes against clinical pathways. This capability allows health care providers to continually update and refine clinical pathways with a goal of improving patient outcomes and increasing clinical efficiencies.

The Company believes that PACE systems are differentiated from other health care decision support systems by their breadth of functionality and flexibility in use. The PACE Clinical Library, which is part of the PACE CMS core system, provides an extensive reference source for assisting clinicians in establishing nursing care plans. The modular nature of PACE CMS provides flexibility to tailor the system to the specific needs of the customer. The ability of PACE CMS to provide point-of-care decision support and pathway management from within the system and on a real-time basis is a key advantage of PACE CMS. The Company expects that the user-friendly nature of Graphical PACE CMS, once completed, will further differentiate the Company's systems from its competitors.

BUSINESS STRATEGY

PACE's objective is to become a leading supplier of health care information systems that provide technologically advanced clinical decision support, workflow enhancement and process automation at the point-of-care. The principal elements of this business strategy include the following:

PROVIDE TECHNOLOGICALLY ADVANCED POINT-OF-CARE SYSTEMS. The Company has invested significant resources in the development of its open-system, three-tier, client/server architecture, which allows PACE CMS to be marketed either as a comprehensive solution to health care information needs or as a product complementary to existing information systems. This advanced architecture enables enhanced flexibility and scalability in application and utilizes a graphical user interface, client/server architecture and a relational database. Graphical PACE CMS is currently in beta testing and is expected to be available for commercial implementation in early 1997. The Company is committed to staying at the forefront of technological advances in the health care information area and to applying new computer software technologies to the development, implementation and support of its point-of-care systems.

FORGE STRATEGIC ALLIANCES WITH JOINT MARKETING PARTNERS. To increase its market share with large hospitals, integrated health care providers and multi-entity purchasing groups, the Company intends to leverage its direct sales and marketing efforts through the development of strategic alliances with vendors of complementary health care information products. The Company's advanced architecture allows PACE CMS to be interoperable with other health care information systems. The Company believes that relationships such as the one developed with Sunquest, which has an installed customer base of approximately 600 hospitals, will play a significant role in determining the future success of PACE CMS sales to these larger hospitals, integrated delivery systems and multi-entity purchasing groups.

INCREASE INVESTMENT IN SALES AND MARKETING. In conjunction with the introduction of Graphical PACE CMS, the Company intends to make significant investments in implementing a comprehensive sales and marketing program to accelerate market penetration. The Company intends to significantly increase the size of its direct sales and client services staff and establish selected numbers of premier sites where a full implementation of Graphical PACE CMS can be demonstrated to prospective customers. In addition, the Company seeks to expand market awareness of PACE CMS through industry forums, trade advertising and directed mailings.

DELIVER A TOTAL SOLUTION TO CUSTOMERS. The Company is committed to delivering a total solution to its customer's patient care management system and clinical decision support needs. PACE provides technologically advanced systems, as well as high quality, value-added consulting services to best utilize PACE CMS applications. To that end, the Company intends to augment the expertise of its current customer service staff and offer customers fee-based consultation on methodologies, workflow improvement, and clinical pathway generation and analysis.

DEVELOP AND INTRODUCE THE PACE CRITICAL PATHWAY ANALYZER. The Company is developing, in conjunction with Iowa State University, the PACE Critical Pathway Analyzer ("CPA"). The CPA analyzes clinical data stored within a provider's medical records and suggests a critical pathway for a given diagnosis. Using advanced statistical algorithms to develop a critical pathway based on an enterprise's actual practice significantly reduces the time clinical staff spend performing the research and analysis required for pathway development.

PRODUCTS

The modular configuration of PACE CMS addresses the needs of both large and small hospitals, integrated delivery systems and multi-entity purchasing groups. While PACE CMS has been designed as a comprehensive information system, because of its advanced architecture, it can be easily integrated with products of other leading providers of health care information systems.

PACE CMS is comprised of a core system which includes fundamental patient care management functionalities, as well as clinical specialty and companion modules that contain value enhancing applications that may be applicable to a particular provider's system. Clinical specialty and companion modules may be purchased on an add-on basis by PACE clients subsequent to initial implementation of the PACE CMS core system.

PACE CARE MANAGEMENT SYSTEM

                                   CORE SYSTEM

**               Medical/Surgical System

 + Admission Assessments                + Flow Sheets               ** Clinical Library
 + Care Planning                          >> Vital Signs            ** On-Line Policies &
 + Nursing Assessments                    >> Intake & Output Mgmt.     Procedures
 + Daily Cares/Nursing                    >> Neuro Check            ** Patient Education
   Interventions                          >> Patient Control        ** Physician View Screens
 + Kardex                                    Analgesic              ** Screen & Forms Builder
 + Patient Acuity Capture                 >> Hemodialysis
                                          >> Dietary


      CLINICAL SPECIALTY                             COMPANION
            MODULES                                   MODULES

** Critical Care/ICU                           ** Clinical Database
** Emergency Department                        ** Order Management/Results
** Maternal/Child                                 Reporting
** Pediatrics                                  ** Clinical Pathway Manager
** Peri-Operative                              ** Critical Pathway Analyzer*
** Rehabilitation Therapies                    ** On-Line Medication Charting
** Respiratory Therapy


* Under development

CORE SYSTEM. The PACE CMS core system provides the essential clinical record-keeping, workflow automation and clinical decision support functionality required by most hospitals and integrated delivery systems at the point-of-care. The core system provides point-of-care charting from the admissions assessment stage through post-discharge follow-up. Its functions include more than 1,000 proposed nursing care plans, automatic calculations such as fluid intake and output totals, as well as a variety of flow sheets and other JCAHO care planning standards that are supported throughout the system. The core system helps reduce errors through the use of certain prompts or alerts that appear on the screen upon entry of data, reducing the risk of improper clinical decisions and improving both the quality of care and its documentation. The PACE CMS core system reduces documentation inefficiencies and enhances the standardization of clinical notations and assessments. In addition, using the Screen and Forms Builder, PACE clients can customize data entry screens, files, reports as well as the workflow of the PACE CMS system to meet their specific needs and business practices.

PACE CMS clinical specialty and companion modules provide additional, enhanced applications and advanced functionalities to the core system, allowing PACE CMS to cover a broad spectrum of patient care. The Company's companion modules have been designed to be quickly and efficiently integrated with the PACE CMS core system and with other health care information systems.

CLINICAL SPECIALTY MODULES. The Company's clinical specialty modules are designed to meet the specific enterprise-wide documentation and functionality needs of various clinical specialties. For example, the Peri-Operative Module has been designed to meet the specific information management needs of the operating room. This module allows for peri-operative data to be efficiently integrated with the charting functions of other clinical disciplines. As a result, patient data collected by other disciplines is readily available to the clinician at the time of surgery, greatly assisting the surgical team in routine as well as emergency situations. Specific prompts and alerts have been designed to reduce risks and improve standards compliance during pre-operative preparation.

The Emergency Department Module has been designed to meet the documentation requirements of the emergency room. Critical information obtained at the accident scene by paramedics or others can be entered into the system for immediate access upon the patient's arrival at the hospital. Any previous charts or clinical data relating to the patient are immediately available on-line. Allergies, medical/surgical history and other vital information is available in the system, eliminating the need to contact the medical records department and wait for a response.

COMPANION MODULES. The Company's companion modules are designed to provide additional multi-disciplinary functionality to the core system and the clinical specialty modules. For example, the Clinical Pathway Manager Module assists clinicians in managing and monitoring a clinical pathway based upon the patient diagnosis, administration assessment, contract payor or practitioner's pathway preference. Once in place, all clinical disciplines granted the requisite security access, including designated physicians, nurses, therapists and technicians, can concurrently monitor the clinical pathway, chart against the clinical pathway, note variances from the clinical pathway and address outcomes. The clinical pathway is updated immediately while the clinician is on-line and reports are generated automatically. The Clinical Pathway Manager Module provides immediate outcomes analysis and variance documentation, integrates with order management systems and allows for enterprise-wide involvement in clinical pathway charting and monitoring.

The Company's On-Line Medication Charting Module allows for point-of-care documentation of medication administration. This module, which can interface directly with a health care provider's existing pharmacy system and provide verification levels for a pharmacist's review and signature, includes procedures for allergy checks and alerts prior to the administration of medication. The On-Line Medication Charting Module also provides a schedule of medication to be administered during each clinician shift, thereby assisting in workflow organization and providing guidance and alerts for past due medication, all of which help improve the quality of patient care.

Pricing of PACE CMS systems is based on the size of the project and the number of clinical specialty or companion modules added to the PACE CMS core system. The Company derives revenue from software license fees from PACE CMS purchasers, as well as implementation fees and, to a lesser extent, computer hardware sales. The average price of a PACE CMS system has been approximately $320,000. The Company expects this average price to rise as the size and complexity of the systems increases.

TECHNOLOGY

The Company has made a significant investment in recent years in modifying and enhancing its system architecture and product line. The most recent enhancement is Graphical PACE CMS, which is currently in beta testing and expected to be available for commercial implementation in early 1997. Anticipating the evolution of emerging standards and products in the rapidly changing computer software environment, the Company believes that its investment in developing an advanced, three-tier, client/server, open-systems architecture will enable the Company to remain flexible to enhance its systems and take advantage of these emerging standards. The Graphical PACE CMS architecture consists of a client tier interface implemented in Microsoft Visual C++; a middle tier comprised of applications and program logic written in C and C++; a server tier comprised of a relational database; and an on-line transaction processor. The addition of the middle tier improves application processing speed, thereby increasing performance and allowing greater flexibility than a two-tier architecture. This allows PACE CMS the flexibility to grow to meet client needs. The graphical interface of Graphical PACE CMS has been developed in conjunction with experts specializing in human cognition and graphical artwork, which the Company believes will enhance the intuitive nature of its system. PACE CMS utilizes Windows 95 or NT for the client operating system and Unix or NT for the server operating system.

PACE CMS has been designed to operate on hand-held computers, laptop computers and other computer hardware. PACE CMS has been configured for implementation through the establishment of a local area network, or LAN, thereby allowing for wireless technology and ease of use and mobility throughout an entire health care enterprise. The Company currently supports Proxim, Inc. wireless networks.


               [GRAPHIC DESCRIBING PACE THREE-TIER ARCHITECTURE]



SALES AND MARKETING


There are approximately 6,500 hospitals and other health care facilities, such as rehabilitation centers and long-term care facilities, in the United States. The majority of these entities have not yet invested in point-of-care, clinical information management systems. The Company believes that the need for health care providers to control costs, document care, adopt standards of care while maintaining or improving the quality of care will require health care providers to invest in new point-of-care, clinical information systems, such as PACE CMS.

The Company markets its systems using both its direct sales force and through strategic alliances with vendors of complementary products. The Company markets PACE CMS to larger health care providers principally through its strategic partners and to small-to-mid-sized health care providers principally through its direct sales force. The Company has recently emphasized the recruitment of experienced health care management system professionals to improve the quality of its internal sales force. Sales efforts are actively supported by a marketing communications program targeted to health care providers, their chief executives, chief information officers, chief financial officers, nursing management, information systems managers and physicians. The Company's communications program includes trade show displays newsletters and videos as well as advertising in trade publications, direct mail campaigns, press releases, speaking engagements, and published articles. In addition, PACE is actively pursuing the establishment of a selected number of premier sites that will allow the Company to better demonstrate to prospective clients the full functionality of Graphical PACE CMS. The Company believes that the establishment of such arrangements will enhance significantly its sales and marketing efforts.

The sales cycle for point-of-care health care management systems from an initial sales contact to contract signature is typically twelve to eighteen months, depending on the size and governing structure of the prospective customer. During this period, the Company expends substantial time, effort and funds demonstrating the system, preparing a contract proposal and negotiating the contract. In general, the Company does not recognize revenues from sales of systems until after a sales contract has been signed and implemented.

To make health care management systems decisions, prospective customers generally form a committee comprised of personnel from several departments, such as administrative, clinical and information systems. The health care provider may also use industry consultants to assist in the evaluation of the health care management system. This committee (or consultant) identifies vendors who meet the health care provider's requirements by issuing requests for information or requests for proposals. This process requires the Company to write in-depth proposals and conduct demonstrations at the prospective customer's site. The Company must also arrange and conduct a prospective customer's visits to current customer sites. In addition, a prospective customer may also visit Company headquarters for corporate overviews and product presentations. This process typically leads to the selection of a vendor of choice. Contract negotiation and signature completes the sales cycle.

Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and its technical and customer support staff, and to develop strategic alliances, the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to expand successfully its direct sales force or joint marketing relationships or that any such expansion will result in an increase in revenues.

The Company maintains a worldwide web address (the "Web"). Its e-mail address is http:www.pacesystems.com. Information contained on the Company's Web site shall not be deemed a part of this Prospectus.

STRATEGIC ALLIANCES

The Company intends to develop strategic relationships with leading providers of health care information systems in order to increase the Company's presence in the larger hospital and integrated delivery system market segment. The Company anticipates that these relationships will allow PACE to leverage the significantly larger sales forces of such companies, while providing them with a value-added product to sell into their customer base. In May 1996, the Company entered into a three-year, non-exclusive joint marketing and referral agreement with Sunquest pursuant to which each company is allowed to market to each other's current customer base and sell jointly to prospective new clients. Pursuant to this agreement, the Company is obligated to pay to Sunquest a referral fee based on an agreed upon rate for sales of PACE products effected through referrals from Sunquest. The Company is actively engaged in discussions to develop additional joint marketing relationships. To the extent that the Company determines that other marketing agreements, business acquisitions, partnerships or joint venture business relationships will further its business strategies, it will consider entering into such additional relationships. The amount and timing of resources devoted to marketing the Company's systems by these strategic partners are not within the control of the Company. These strategic partners independently could make material marketing and other commercial decisions that could adversely affect the Company's future revenues.

CLIENT SERVICES

Since early 1996, PACE has utilized a project manager approach to providing a full range of product and support service capabilities to its customers. New customers are assigned a Project Manager who will oversee the implementation of PACE CMS and will have primary customer service responsibility and accountability for the successful implementation of the PACE system. Project managers work closely with the Company's internal sales force, as well as with PACE technicians who specialize in product implementation. The Company's Client Services group is focused on client project management, long-term client service, client satisfaction and, in that way, generally assisting in the successful marketing of the Company's products. PACE's Client Services group provides clients with access to 24-hour, 7-day-a-week technical support, on-line service and on-site service for critical problems. In addition, the Company uses newsletters, user groups and electronic mail to communicate current, new and future product capabilities to its clients. The Company sells hardware and software maintenance services typically for an initial term of at least three years. For software support services, the Company charges an annual fee of approximately 15% of the list price of each software module maintained. For hardware maintenance services, the Company charges the third party hardware manufacturer's list price and receives a fee from the manufacturer for coordinating hardware service.

BACKLOG


As of March 31, 1996, the Company had ten contracts under which some or all implementation work remained in backlog for an aggregate of approximately $3.0 million. The contract with Continental Medical Systems, Inc., represents approximately 73% of the total amount in backlog. Generally, backlog includes signed contracts with ongoing implementation obligations and revenues yet to be recognized by the Company. Any significant failure by the Company to effectively manage the introduction of new systems or the sales process in order to maintain an adequate backlog, or the failure of the Company to fully realize the benefits of its backlog contract with Continental Medical Systems, Inc., could have a material adverse effect on the Company's business, financial condition and results of operations. At March 31, 1996, the Company had support and maintenance backlog of approximately $400,000, which represents contract support and maintenance services for a period of twelve months. The Company's backlog is not necessarily indicative of future revenues or earnings.

Due to the long sales cycle for its systems, the Company is unable to predict with certainty whether a contract proposal will be accepted, when an accepted proposal will result in an executed contract, and what the implementation schedule will be for the executed contract. Therefore, the Company's future results of operations depend in large part on maintaining an adequate backlog. Any significant failure by the Company to effectively manage the introduction of new systems or the sales process in order to maintain an adequate backlog could have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMERS

The Company's customers include health care providers located throughout the United States, but primarily in the Midwest to date. As of June 15, 1996, the Company had 55 health care provider customers using one or more of its systems. Maria Parham Hospital accounted for 12.1%, and Continental Medical Systems, Inc. accounted for 11.3%, of the Company's net revenues in 1995. For the three months ended March 31, 1996, Continental Medical Systems, Inc. accounted for 63.2% of net revenues.

Historically, the Company has focused its marketing efforts on the smaller hospital market, which comprises the substantial majority of its customer base to date. More recently, the Company has expanded its marketing efforts to include larger hospitals, integrated delivery systems and multi-entity purchasing groups. Because the Company has limited experience in such markets, it may find that further modifications to its systems are necessary before they become fully funcational.

RESEARCH AND DEVELOPMENT


The Company has made a substantial commitment in research and product development essential to the long-term success of its business. The Company is developing applications internally, as well as arranging to resell certain applications from third party vendors. One such application the Company resells is the Logical Data Integrator ("LDI"), which enables PACE applications to interface to one or more data sources in any format and presents the information from these sources to the PACE application in a consistent format. Through a business alliance with Mentor Systems, Inc., the Company was able to further enhance its systems architecture by obtaining reseller rights to the LDI.

PACE's current research and development efforts are focused primarily on enhancing PACE CMS through the development and introduction of its graphical user interface client presentation, along with its open-systems, three-tier architecture (i.e., the development and introduction of Graphical PACE CMS). Graphical PACE CMS is currently being marketed for commercial implementation in early 1997.


There can be no assurance that the Company willl be successful in developing, introducing on a timely basis and marketing such systems or enhancements, that its software will not contain errors that would delay system introduction, shipment or implementation, or that any such new systems or enhancements will be accepted by the market. Software systems as internally complex as those offered by the Company (such as Graphical PACE CMS) frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive technical and market testing during product development, the Company could be forced to delay commercial implementation of systems to correct software problems or provide enhancements to correct errors in released products.


The Company also is developing, in conjunction with Iowa State University, the PACE Critical Pathway Analyzer ("CPA"). The CPA evaluates the clinical data stored within a provider system's medical records and suggests a critical pathway for a given medical diagnosis, group of symptoms, DRG's, or any other selection made for the defined patient population. The suggested pathway is based upon interventions from best practice models of physicians inclinations that have lead to successful outcomes for patients and the provider system. The CPA uses advanced statistical algorithms to analyze aggregated data captured by PACE products and suggests the elements that are necessary to construct a "critical pathway." Critical pathways are a subset of clinical pathways. While a clinical pathway contains essential elements of daily care required through the entire episode of care, regardless of their impact on outcomes, a critical pathway contains only the vital elements in a treatment regimen that have been proven to influence the clinical and financial outcomes of care. Using traditional approaches, a typical clinical pathway for one diagnosis currently takes an organization's committee of multi-disciplinary clinicians up to one year to develop. Using the CPA to develop a clinical pathway based on a facility's actual practice is expected to reduce significantly the time clinical staff spend performing the research and analysis required for pathway developments.


COMPETITION

The market for clinical information management systems is extremely competitive and rapidly changing. Most of the Company's revenues are derived from lengthy, time-consuming and competitive RFP processes managed by sophisticated purchasers. The Company believes that the principal competitive factors influencing sales decisions in the health care information market include vendor and product reputation, product architecture, functionality and features, ease of use, quality of client support, product performance and price. While the Company believes that it can compete effectively in these areas, there can be no assurance that it will be able to do so with respect to any of such factors.

The Company's competitors, which include other providers of clinical support systems, vary in size and in the scope of the products and services they offer. Many such competitors are larger and more established and have substantially more resources than the Company. Many of them have, or may develop or acquire, substantial, installed customer bases in the health care industry. Among the Company's principal competitors are traditional HIS vendors and clinical information systems vendors. These companies include Cerner Corp., Keane Inc., HBO & Company which purchased CliniCom, Inc. in 1995, Meditech Management, Inc., PHAMIS, Incorporated, SMS Technologies, Inc., Hewlett-Packard Co., SpaceLabs Medical Inc., CliniComp, and Emtek Health Care Systems Inc., a subsidiary of Motorola, Inc.

INTELLECTUAL PROPERTY


The Company currently relies, in part, on a combination of trade secret and copyright laws, software security measures, license agreements and nondisclosure agreements to establish and protect its proprietary rights. Despite the Company's precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, the Company's software products and technology without authorization. The Company's practice of providing its customers with the source code to the Company's software may increase this risk. In addition, the Company cannot be certain that others will not develop substantially equivalent or superior proprietary technology, or that equivalent systems will not be marketed in competition with PACE CMS, thereby substantially reducing the value of the Company's proprietary rights. As of October 19, 1996, JRS Clinical Technologies, Inc. ("JRS"), an entity that developed for the Company a software base for a nursing documentation system, may distribute to others that software base. Although the Company has modified this software base, a third party that obtained a software base from JRS could gain some benefit toward developing a competitive product. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees and consultants or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.


The Company is not aware that any of its systems infringes or violates the intellectual property rights of third parties. Nonetheless, there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to the Company's current or future systems and that such claims or proceedings will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products any of which events could have a material adverse effect on the company's business, operating results and financial condition. As the number of software systems in the industry increases and the functionality of these systems further overlaps, the Company believes that software developers may become increasingly subject to claims based on intellectual property rights. To the extent the Company wishes or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company.


GOVERNMENT REGULATION

Under the FDC Act, the FDA has extensive authority to regulate the development, manufacture and sale of medical devices, which generally must receive regulatory clearance or approval prior to commercialization in the United States. To the extent that computer software products are intended to affect the diagnosis and treatment of patients, they likely will be considered medical devices by the FDA. The Company believes that the PACE CMS core system either would not be considered to be a medical device subject to FDA regulation or, for those modules that might be deemed medical devices, would be exempt from significant regulatory requirements, including the requirement of premarket clearance or approval.


Certain extensions of the PACE product line currently in development, such as the PACE CPA however, may satisfy the FDC Act medical device definition. In 1989, the FDA issued a draft policy for the regulation of computer products. The particular regulatory requirements applicable to a computer software product under that draft policy depend on the nature and use of the specific product. Certain computer software products, even when considered medical devices, are nonetheless exempt from particular FDA regulatory requirements, including the requirement of FDA premarket clearance or approval. The Company believes that to the extent that any component of the PACE product line is a medical device, it would be exempt from regulation under the draft policy. Nevertheless, such products may still be subject to the FDC Act's general prohibition against adulteration and misbranding.


The Company expects, however, that the FDA is likely to become increasingly active in regulating computer software intended for use in the health care setting. Furthermore, there can be no assurance that any final FDA policy governing computer hardware and software products, once issued, or other future laws and regulations concerning the manufacture or marketing of medical devices or health care information systems will not increase the cost and time to market new or existing products. If the FDA chooses to regulate any of the Company's systems as medical devices not exempt from regulation, it could impose extensive requirements upon the Company, including the requirement that the Company seek either FDA clearance of a premarket notification submission demonstrating the device's substantial equivalence to a legally marketed predicate device or approval of a premarket approval application establishing the safety and effectiveness of the device. FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition, the Company could be required to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing requirements, reporting of certain device malfunctions and adverse device events. Noncompliance with applicable requirements could result in, among other things, fines, injunctions, civil penalties, recall or service of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval of products, withdrawal of clearances and approvals, and criminal prosecution.


EMPLOYEES


As of August 5, 1996, the Company employed 58 full-time personnel and 2 part-time persons of which 5 are executives, 25 are research and product development employees, 15 are client services employees, 9 are sales and marketing personnel, and 6 are administrative and clerical personnel.

None of the Company's employees are covered by a collective bargaining agreement and the Company believes that its relationship with its employees is excellent.

FACILITIES

The Company occupies approximately 11,500 square feet of space at its headquarters in West Des Moines, Iowa, under a lease expiring in May 1997. In addition, the Company occupies approximately 700 square feet in Charlotte, North Carolina. The Company believes that its facilities are adequate to satisfy its currently anticipated business requirements through May 1997.

LEGAL PROCEEDINGS

The Company is not currently subject to, and none of its property is subject to, any material legal proceedings.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:

NAME                     AGE                  POSITION
- ----                     ---                  --------
Mark J. Emkjer           40    Chief Executive Officer and Director

Roger D. Huseman         43    Vice President of Finance & Administration, Chief
                                Financial Officer, Secretary and Treasurer

Ronald F. Wunder         46    Vice President of Technology

Matthew E. Terstriep     43    Vice President of Sales and Marketing

Carl S. Witonsky(2)      58    Chairman of the Board of Directors

William W. Childs(2)     56    Director

John G. Pappajohn(1)     67    Director

R. David Spreng(1)       34    Director

Gordon M. Derzon(2)      61    Director

(1) Audit Committee member

(2) Compensation Committee member


MARK J. EMKJER joined the Company in March 1996 as Chief Executive Officer and Director. From 1991 through February 1996 Mr. Emkjer worked for Hospital Cost Consultants Inc. ("HCC"), an international provider of managed care solutions, where he initially served as Vice President of Sales and was promoted to President and Chief Executive Officer in 1992. Prior to joining HCC, Mr. Emkjer held positions with Tecxel Hospital Service Corporation as an Executive Vice President from September 1988 through December 1990 and with Foster Medical from June 1984 through August 1988.

ROGER D. HUSEMAN joined the Company as Chief Financial Officer in July 1994 and was appointed Secretary and Treasurer of the Company on January 31, 1995. From 1990 through June 1994 Mr. Huseman operated a financial consulting firm specializing in assisting businesses with financial restructuring and financing needs. For four years prior to that he served as President and Director for NonInvasive Monitoring Systems, Inc., a public company located in Sarasota, Florida.

RONALD F. WUNDER joined the Company in July 1995 as Vice President of Technology. From 1989 through 1995 Mr. Wunder worked for First Data Corporation, Health Systems Group, a healthcare information system company, located in Charlotte, North Carolina where he served most recently as Vice President of Systems Architecture and New Development. For the 10 years prior to that time he was employed by McDonnell Douglas Health Systems Company in St. Louis which acquired First Data Corporation in 1989.

MATTHEW E. TERSTRIEP joined the Company in April 1995 as Vice President of Sales and Marketing. From 1990 to 1995 Mr. Terstriep worked for Continental Health Systems, a health care information system company, located in Overland Park, Kansas, where he served most recently as Vice President of Sales and Marketing. Prior to his employment with Continental, Mr. Terstriep worked for Shared Medical Systems ("SMS") between 1978 and 1988 where he held a variety of positions in sales management, installation management and customer support.

CARL S. WITONSKY has been a director of the Company since April 1994, and Chairman of the Board of Directors since March 15, 1995. From 1992 to date, he has been an independent consultant to investment bankers and health care organizations on health care information matters. He was the Chairman and Chief Executive Officer of Gabrieli Medical Information Systems ("GMIS") from 1989 to 1992. Prior to GMIS, Mr. Witonsky served as Vice President of Systems & Operations of Shared Medical Systems from 1975 to 1988. He is a director of Medicode, a Salt Lake City-based clinical informatics company, and of HealthWorks Alliance, a Wayne, Pennsylvania based health care informatics company.

WILLIAM W. CHILDS has been a director of the Company since February 1990. He has been a Senior Vice President of CyCare, an information systems company providing physicians' office software, since April 1995. Prior to that, he was the President and CEO of Health Data Analysis, Inc. from 1984 until May 1995. Mr. Childs was the founder and Editor-in-Chief of HEALTHCARE INFORMATICS, a leading hospital information systems magazine published by Health Data Analysis, Inc. He also is the founder or co-founder of several other magazines, including COMPUTERS IN HEALTHCARE, HEALTHCARE COMPUTING COMMUNICATIONS CANADA, and R.F. DESIGN. He was also one of the founders of Continental Healthcare Systems and TDS Healthcare Systems Corp.

JOHN G. PAPPAJOHN has been a director of the Company since January 1994. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital fund and President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. Mr. Pappajohn also serves as a Director of a number of private companies and of the following public companies: GalaGen, Inc.; Drug Screening Systems, Inc.; CORE, Inc.; BioCryst Pharmaceuticals, Inc.; OncorMed, Inc.; Fuisz Technologies Ltd.; and United Systems Technology Inc.

R. DAVID SPRENG has been a director of the Company since January 1994. He is the President of IAI Ventures, Inc., the venture capital arm of Investment Advisers, Inc., a $15 billion asset management firm based in Minneapolis, Minnesota. Prior to joining IAI in 1989, Mr. Spreng was a member of the Corporate Finance Departments of Salomon Brothers Inc, New York and Dain Bosworth Incorporated, Minneapolis. Mr. Spreng also serves as a director of GalaGen Inc. and a number of privately held companies.

GORDON M. DERZON has been a director of the Company since July 1995. Since 1974, Mr. Derzon has been a faculty member at the University of Wisconsin and Superintendent of the University of Wisconsin Hospital and Clinics. Prior to that time he had served in several hospital Executive Director positions, including seven years at Kings County Hospital in Brooklyn, New York. Mr. Derzon serves on various committees and is currently on the Executive Board for the University Hospital Consortium. He has also served as past Chairman of both the Governing Council of the Public-General Hospital Section and past Chairman of the University Hospital Consortium Service Board.

ELECTION OF DIRECTORS

The Bylaws and Restated Articles of the Company were amended by the shareholders at the Company's 1995 Annual Meeting to establish a staggered term for the Board of Directors, such that one third of the total number of directors are elected at each annual meeting of shareholders, for a term of three years. All directors hold office until the election and qualification of their successors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established an Audit Committee and a Compensation Committee that meet regularly during the year. The Compensation Committee proposes, reviews and approves executive management compensation and administers the 1995 Stock Compensation Plan. It met three times during 1995. The Compensation Committee is comprised solely of non-employee directors -- Mr. Childs, Mr. Derzon and Mr. Witonsky. The Audit Committee advises the Board of Directors on questions, policies and general matters of accounting, financing and operating controls and reviews the audit of the Company's financial statements, and selects auditors subject to approval of the full Board and ratification by the shareholders. It met once during 1995. The Audit Committee is made up of Mr. Pappajohn and Mr. Spreng.

The Board of Directors as a whole acts as a nominating committee for candidates for the Board of Directors.

The Board of Directors of the Company held eight meetings in 1995. Mr. Emkjer was not a director during 1995. All other directors except Mr. Pappajohn and Mr. Childs attended at least 75% of the aggregate number of meetings of the Board of Directors and the Board Committees on which they served.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION

The following table sets forth certain information concerning the compensation paid or to be paid to the Chief Executive Officer of the Company during the fiscal years ended December 31, 1993, 1994 and 1995 (the "Named Executive Officer"). No executive officer of the Company had a total annual salary and bonus in the year ended December 31, 1995 that exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                              -------------------             AWARDS
                                                                           ------------
                                FISCAL                 OTHER ANNUAL         SECURITIES
NAME AND PRINCIPAL POSITION      YEAR      SALARY     COMPENSATION(1)   UNDERLYING OPTIONS
- ---------------------------      ----      ------     ---------------   ------------------
Michael J. Vasquez,              1995      $98,250        $4,747                        --
 President and Chief             1994       90,000         1,608             40,912(3)
 Executive Officer (2)           1993       83,300         1,908                        --

(1) Constitutes costs for insurance and automobile allowance.

(2) Mr. Vasquez was President and Chief Executive Officer of the Company until March 15, 1996.

(3) All such options were voluntarily terminated as of April 25, 1995.

STOCK OPTIONS

No stock options or SARs were granted to any Named Executive Officer during the fiscal year ended December 31, 1995. No stock options or SARs were exercised during 1995 by any Named Executive Officer and no stock options or SARs owned by any Named Executive Officer remained unexercised at December 31, 1995. No long term incentive plan awards were made during 1995 to any Named Executive Officer.

EMPLOYMENT AGREEMENTS

Effective March 15, 1996, Michael J. Vasquez resigned his positions as President, Chief Executive Officer, Director and as an employee of the Company. On April 7, 1996, Mr. Vasquez entered into a consulting agreement with the Company, effective as of March 15, 1996, and also received an option to purchase 40,912 shares of Common Stock of the Company at an exercise price of $3.75 per share. Pursuant to the consulting agreement, for the period ending March 15, 1997, Mr. Vasquez is obligated to provide up to 400 hours of consulting services as requested by the Company. The Company has agreed to pay Mr. Vasquez a consulting fee of $8,250 per month, plus reimbursement for out-of-pocket expenses for the term of the agreement. Pursuant to the option agreement, Mr. Vasquez has the immediate right to exercise 20% of the option for 8,182 shares and the right in one year to exercise an additional 20% of the option for 8,182 shares. The right to exercise any portion of the option, including the vested portion, terminates on June 15, 1997, unless a change of control of the Company occurs before March 15, 1997, in which event Mr. Vasquez would be entitled to purchase all 40,912 shares subject to the option.


Effective as of March 15, 1996, Mark J. Emkjer was appointed Chief Executive Officer and was appointed to the Board of Directors of the Company. Mr. Emkjer was elected to a three year term on the Board of Directors of the Company. Mr. Emkjer has entered into an employment agreement with the Company. The employment agreement provides for base compensation of $165,000 per year, a signing bonus of $10,000, and an annual bonus of up to 50% of base compensation based on attainment of goals determined by the Board of Directors with respect to financial performance, stock price appreciation and operating objectives. Mr. Emkjer also received a nonqualified option to purchase 100,000 shares of Common Stock of the Company which vest 20% on the first anniversary date of the grant and 20% on each of the next four anniversary dates of the grant, all of which are exercisable at the price of $2.50 per share. Mr. Emkjer also received a nonqualified option to purchase 110,000 shares of Common Stock of the Company at an exercise price of $1.00 per share, with the option to purchase 35,000 shares vesting upon purchase by Mr. Emkjer of a house and relocation of his family to the Des Moines area, and the balance vesting at the rate of 15,000 per year for five years. In addition, Mr. Emkjer's employment agreement is expected to provide for payment of the selling commission with respect to his existing home in California and moving expenses, estimated to be between $40,000 and $50,000. Mr. Emkjer's employment agreement is also expected to contain severance, change of control and noncompete provisions.


COMPENSATION OF DIRECTORS

Directors presently receive no compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. However, during 1995, Carl S. Witonsky, currently Chairman of the Board of Directors, was a party to a month-to-month agreement with the Company to provide executive management and consulting services to the Company for a monthly payment of $3,000. Such agreement was approved by the disinterested members of the Board on January 31, 1995. Non-employee directors not affiliated with principal shareholders (only Mr. Childs and Mr. Witonsky) have received nonqualified warrants to purchase Common Stock. Mr. Childs and Mr. Witonsky were each granted warrants to purchase 27,274 shares of Common Stock of the Company granted prior to 1995 as consideration for serving on the Board of Directors. The warrants have an exercise price of at least 85% of the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant.

Subsequent to February 10, 1995, under the 1995 Stock Compensation Plan (the "Plan"), new non-employee directors receive a nondiscretionary grant of nonqualified stock options for 21,820 shares of Common Stock upon their election or appointment to the Board. The Plan provides for automatic grants of nonqualified stock options to new non-employee directors at an exercise price equal to 100% of the fair market value of the shares on the date of grant. One-fifth of such options vest over each of five years from the date of election or appointment of the new non-employee director. The non-employee director options are exercisable for ten years from the date of grant. The Compensation Committee has no discretion regarding the grant or terms of non-employee director options. Mr. Derzon received a nonqualified option to purchase 21,820 shares of Common Stock under the Plan upon appointment as a director in 1995.

1995 STOCK COMPENSATION PLAN

On February 10, 1995, the Company's shareholders approved the 1995 Stock Compensation Plan (the "Plan") that had been previously adopted by the Board on December 16, 1994. Awards granted under the Plan ("Awards") are designated as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, non-qualified options, bonus stock, restricted stock or stock appreciation rights ("SARs"). Awards may be granted to consultants, directors (whether or not they are employees of the Company), employees and officers of the Company. No Awards will be granted after February 10, 2005 under the Plan.

The Plan is administered by the Compensation Committee made up of disinterested members of the Board as that term is defined by Section 16(b) under the Securities Exchange Act. The Compensation Committee, within the limitations of the Plan, determines the persons to whom Awards will be granted, the number of shares to be covered by each Award, whether the Awards granted are intended to be ISOs, the duration and rate of exercise of each Award, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an Award, and whether restrictions such as repurchase rights of the Company are to be imposed on shares subject to Awards except for the non-discretionary grants automatically made to non-employee directors. All stock options granted under the Plan have an exercise price no less than 85% of the fair market value of the Common Stock on the date of grant, except for the automatic grants to non-employee directors which have an exercise price equal to 100% of the fair market value. The Compensation Committee also has the authority to interpret the Plan and any instrument or agreement entered into under the Plan, to establish such rules and regulations relating to the administration of the Plan as it deems appropriate, and to make all other determinations which may be necessary or advisable for the administration of the Plan. With the approval of the Board, the Compensation Committee may terminate, amend, or modify the Plan in a manner consistent with the Plan's provisions, provided such changes do not violate the federal or state securities laws.

The Plan provides that 545,494 shares of Common Stock are available for grant under the Plan. If any Award terminates, expires, or lapses, the underlying stock shall again become available for grant. In the event of a change in the Company's corporate structure that affects the shares (for example, a merger, recapitalization, or stock dividend), the Compensation Committee shall make adjustments to the number of shares available to the Plan and to the number and/or price of outstanding Awards to prevent dilution or enlargement of rights.

The Plan provides for automatic grants of nonqualified stock options to new non-employee directors at an exercise price equal to 100% of the fair market value of the shares on the date of grant. One-fifth of such options vest over each of five years from the date of election or appointment of the new non-employee director. The non-employee director options are exercisable for ten years from the date of grant. Non-employee directors will receive automatic grants of options to purchase 21,820 shares of Common Stock upon their appointment or election to the Board. The Compensation Committee will have no discretion regarding the grant or terms of non-employee director options. No options under the Plan have been granted to date to non-employee directors.

The Plan allows the Compensation Committee to determine whether the Company will accept payment for options in the form of cash or shares of the Company. The Compensation Committee is also empowered to authorize the Company to withhold shares for the payment of income taxes on the exercise of options. The Company may also make loans to Plan participants to allow them to exercise options subject to specified terms, and secured by a pledge of shares.

In order to protect all of the participants' rights in the event of a Change in Control (as defined below) of the Company, the Plan provides for the immediate vesting of all outstanding Awards upon the occurrence of a Change in Control. A Change in Control of the Company will be deemed to have occurred if any one or more of the following conditions are fulfilled: (i) any person or entity acquires 35% or more of the voting securities of the Company; (ii) during any period of two consecutive years, a majority of the members of the Board are replaced; (iii) the shareholders approve a materially dilutive merger or consolidation of the Company; or (iv) the shareholders approve a plan of complete liquidation or an agreement for sale of substantially all of the Company's assets. Stock options, SARs, and restricted stock granted to officers or employees of the Company, particularly with terms regarding the effect of a Change of Control of the Company on the rights of holders, may affect the extent to which and the means by which a potential acquiror of the Company may be able to acquire control of the Company and may discourage potential acquirors from making proposals which certain of the Company's shareholders might find attractive due to the increased percentage of ownership of the Company by executive officers and directors.


As of March 31, 1996, ISOs for the purchase of a total of 262,601 shares, each with terms of ten years and exercise prices ranging between $2.75 and $3.25 per share, have been granted to 47 employees of the Company. As of March 31, 1996, a total of 21,820 non-qualified non-employee director options have been granted to one director at a price of $3.00 per share. A total of 261,073 shares are presently available for grant as additional Awards under the Plan. Approximately 15,000 ISOs were exercisible as of March 31, 1996. To date, no grants of SARs, or restricted stock have been made under the Plan. See "Compensation of Executive Officers and Directors."


NONQUALIFIED EXECUTIVE STOCK COMPENSATION PLAN

On March 25, 1996, the Board of Directors adopted a Nonqualified Executive Stock Option Plan which grants executive officers of the Company nonqualified options to purchase shares of Common Stock of the Company. The Board of Directors reserved 200,000 shares for issuance pursuant to the Nonqualified Executive Stock Option Plan. Options may be granted at prices determined by the Board of Directors, which may not be less than 85% of the fair market value of the shares subject to the options as of the date of grant. On March 26, 1996, options for 21,816 shares were granted to certain officers of the Company pursuant to the Nonqualified Executive Stock Option Plan. Options vest at the rate of 20% on the first anniversary date of the grant and 20% on each of the next four anniversary dates of grant, and are exercisable at the price of $2.75 per share.

WARRANTS GRANTED TO EMPLOYEES

As of March 31, 1996, seventeen employees and former employees of the Company hold warrants to purchase Common Stock in the nature of non-qualified stock options granted for services to the Company prior to the adoption of the Plan. The warrants have an exercise price of at least 85% of the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant. One group of warrants has a ten-year expiration date and was exercisable one-third annually on a cumulative basis from the anniversary date of the warrant. The second group of warrants vested over five years, with 20% of the warrants vesting each year, starting on the date of grant and expires in five years. As of March 31, 1996, warrants to purchase a total of 115,188 shares were outstanding, having an average exercise price of approximately $3.21 per share. Approximately 112,000 of those warrants are exercisable as of March 31, 1996.

WARRANTS GRANTED TO NON-EMPLOYEE DIRECTORS

The Company has issued warrants to purchase 54,548 shares of Common Stock to current non-employee directors William W. Childs and Carl S. Witonsky, and warrants to purchase 38,184 shares to former non-employee directors of the Company. Such warrants were granted as consideration for service on the Board of Directors and in lieu of payment of directors' fees. The warrants were issued at an average exercise price of $3.41 per share. The warrants have an exercise price of at least 85% of the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant. One group of warrants has a ten-year expiration date and was exercisable one-third annually on a cumulative basis from the anniversary date of the warrant. Mr. Childs and all former non-employee directors agreed to amend such warrants to provide for an expiration date ten years after the initial date of the grant. The second group of warrants vests over five years, with 20% of the warrants vesting each year, starting on the date of grant and expires in five years. As of March 31, 1996 warrants to purchase approximately 82,914 shares of Common Stock are exercisable on the effective date of this Prospectus. All current directors of the Company have entered into written lock-up agreements with the Company and the Representative not to sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any shares of Common Stock that may be acquired upon exercise of such warrants for a period of 120 days after the date of this Prospectus.

                              CERTAIN TRANSACTIONS

During 1995, Mr. Witonsky had a month-to-month consulting agreement with the Company to provide executive management and consulting services to the Company for which he received annual compensation of $36,000. The agreement was terminated effective December 31, 1995.

Mr. Spreng is President of IAI Ventures, Inc., the venture capital arm of Investment Advisers Inc., which provides investment management services to certain funds which, in the aggregate, beneficially own 785,501 shares of the Common Stock of the Company, and shares voting and investment power with respect thereto, and may be deemed to beneficially own such shares. Investment Advisers Inc. has a one-year consulting agreement with the Company which commenced on August 31, 1995. As consideration for this agreement, certain funds to which Investment Advisers Inc. provides investment management services received warrants to purchase a total of 70,000 shares of Common Stock exercisable at $3.00 per share.


It is possible that the investment funds with which Mr. Spreng is affiliated, and/or Mr. Pappajohn and/or Edgewater Private Equity Fund, LP (which presently owns 5.1% of the Company's outstanding stock), will purchase shares in this offering. Any such purchases will be made on the same terms and conditions as purchases by unaffiliated third parties.

The Company's management believes that the terms of the transactions set forth herein were no less favorable to the Company than would have been obtained from unaffiliated third parties. Future transactions with officers, employees, directors, five percent shareholders or affiliates of the Company will be on terms no less favorable to the Company than those that are generally available from unaffiliated third parties, and will be ratified by a majority of the independent outside members of the Board of Directors who do not have an interest in the transactions.


                             PRINCIPAL SHAREHOLDERS



The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company on May 31, 1996, by (i) each person or entity known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to such shares.

                                                                                        PERCENT OF SHARES
                                                                  NUMBER OF             BENEFICIALLY OWNED
                                                                   SHARES            -------------------------
                                                                 BENEFICIALLY        PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED(1)          OFFERING     OFFERING(13)
- ------------------------------------                               --------          --------     ------------

DIRECTORS AND OFFICERS:
  R. David Spreng(2)                                                715,501(3)         17.1%          14.0%
  John G. Pappajohn(4)                                              353,325             8.5            7.0
  Mark J. Emkjer(4)                                                  35,000(5)           *              *
  Carl S. Witonsky(4)                                                25,365(6)           *              *
  William W. Childs(4)                                               22,365(6)           *              *
  Gordon Derzon(4)                                                    3,000              *              *
  All directors and executive officers as a group (9
   persons)                                                       1,177,666            27.3           22.6
OTHER FIVE PERCENT OR MORE SHAREHOLDERS:
  IAI Investment Funds                                              715,501(3)         17.1           14.0
  Mutual Ventures of South Dakota(7)                                423,825            10.2            8.4
  Michael J. Vasquez(8)(9)                                          261,444(10)         6.3            5.2
  Simon Casady(11)                                                  259,879             6.2            5.1
  Edgewater Private Equity Fund, LP(12)                             212,096             5.1            4.2



*Less than one percent.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after May 31, 1996, have been exercised.

 (2) The address for R. David Spreng and each of the IAI Funds is 3700 First Bank Place, P.O. Box 357, Minneapolis, Minnesota 55402-0357.

 (3) Includes 297,140 shares beneficially owned by IAI Investment Fund IV, 297,140 shares beneficially owned by IAI Investment Fund VI and 121,221 shares beneficially owned by IAI Investment Fund VII.

 (4) Except as noted, the address of each officer and director of the Company is 1025 Ashworth Road, Suite 240, West Des Moines, Iowa 50265.

 (5) Consists of options granted in 1996 in connection with the employment of Mr. Emkjer as Chief Executive Officer of the Company.

 (6) Includes 22,365 shares issuable upon the exercise of warrants.


 (7) Address: 5400 University Avenue, West Des Moines, Iowa 50266. Includes 14,237 shares issuable upon the exercise of warrants. Does not include shares which may be deemed to be owned indirectly by Mutual Ventures of South Dakota as a 7.5% shareholder of Iowa Business Development Finance Corp., which owns approximately 4.3% of the outstanding shares of the Company.



 (8) Mr. Vasquez was President and Chief Executive Officer of the Company until March 15, 1996.



 (9) Address: 2909 Southern Hill Circle, Des Moines, Iowa 50321.



(10) Includes 8,182 shares issuable upon exercise of warrants.



(11) Address: 1238 Fulton, Indianola, Iowa 50125.



(12) Address: 666 Grand Avenue, Suite 200, Des Moines, Iowa 50309 Attention:
     James A. Gordon.



(13) Without giving effect to any shares that may be purchased in this offering by the existing officers, directors or principal shareholders.



                          DESCRIPTION OF CAPITAL STOCK


GENERAL

The following description does not purport to be complete and is qualified in its entirety by this reference to the Company's Restated Articles of Incorporation, as amended (the "Articles"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value (the "Common Stock"), and 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of April 2, 1996, there were 4,152,199 shares of Common Stock issued and outstanding, held by approximately 900 holders of record, and no shares of Preferred Stock outstanding. In addition, 1,152,855 shares of Common Stock were reserved for issuance under outstanding options and warrants as of March 31, 1996.

Effective March 6, 1995, all outstanding shares of Common Stock were split on an approximately 1-for-1.8 reverse basis. All previously outstanding shares of the Company's preferred stock, no par value per share, designated as Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, and Series H Preferred Stock, were also split on the same basis and were converted into shares of Common Stock on April 27, 1995, upon the completion of the Company's initial public offering. Following the closing of this offering there will be 6,352,199 shares of Common Stock outstanding, excluding warrants and options to acquire shares of Common Stock, and no shares of Preferred Stock will be outstanding.


ELECTION OF DIRECTORS


The Bylaws and Restated Articles of the Company were amended by the shareholders at the Company's 1995 Annual Meeting to establish a staggered term for the Board of Directors, such that one third of the total number of directors are elected at each annual meeting of shareholders, for a term of three years. All directors hold office until the election and qualification of their successors.


COMMON STOCK


The Company is authorized to issue 20,000,000 shares of Common Stock, no par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the Common Stock voted for the election of directors can elect all directors nominated. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued for the consideration set forth in this Prospectus will be, fully paid and nonassessable.


PREFERRED STOCK


The Company is authorized to issue up to 5,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such transactions could be made more difficult to accomplish even if favorable to the interests of the shareholders. The Company is not aware of any person seeking to gain control of the Company.


REGISTRATION RIGHTS


Following the Company's initial public offering, holders of approximately 2,000,000 shares of Common Stock, which were converted from Preferred Stock, received certain limited rights to require the Company to register their shares of Common Stock under the Securities Act pursuant to the terms of the Stockholder Rights Agreement or the Series H Preferred Stock Stockholder Rights Agreement (the "Rights Agreements") relating to the former of Preferred Stock. In addition, holders of Class A Warrants, Class B Warrants, Agent's Warrants and a warrant granted to the managing underwriter of the Company's initial public offering (collectively the "Warrants") possess certain limited rights to have 387,785 shares issuable upon exercise of such warrants registered by the Company under the Securities Act. (The shares under the Rights Agreements and such warrants are collectively referred to as the "Registrable Securities.") All such holders of Registrable Securities have waived their registration rights in connection with this offering. Under the terms of the Rights Agreements and Warrants, whenever the Company proposes to register any of its securities under the Securities Act, other than pursuant to employee benefit or incentive plans of the Company, the holders of Registrable Securities may require the Company, subject to certain limitations, to include all or part of the Registrable Securities in such registration, with the Company bearing expenses of such registration (other than underwriting discounts and commissions) and subject to certain other limitations.

If and when the Company is entitled to register shares of Common Stock on a Form S-3 registration statement, or its equivalent, a specified number of holders of shares under each of the Rights Agreements or holders of the Warrants can require the Company, subject to certain limitations, to file such a registration statement under the Securities Act covering all or part of the Registrable Securities, with the Company bearing the expenses of such registration (other than underwriting discounts and commissions) and subject to certain other limitations.


INDEMNIFICATION AND LIMITATION OF LIABILITY


The Iowa Business Corporation Act provides that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions.

The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of fiduciary duty to its directors, to the extent allowed by the Iowa Business Corporation Act. Such provision eliminates the personal liability of directors for monetary damages occasioned by breach of fiduciary duty, except for liability based on a breach of the director's duty of loyalty to the Company, acts or omissions not made in good faith, acts or omissions involving intentional misconduct or a knowing violation of law or a transaction from which the director derives an improper personal benefit, payments of improper dividends and acts occurring prior to the date such provision was adopted.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


TRANSFER AGENT



The transfer agent and registrar for the Common Stock of the Company is Norwest Bank Minnesota, N.A.



                       SECURITIES ELIGIBLE FOR FUTURE SALE


Upon completion of this offering, the Company will have outstanding an aggregate of 5,052,199 shares of Common Stock, assuming the issuance of 900,000 shares of Common Stock offered hereby. Of the total outstanding shares, all of the 900,000 shares of Common Stock offered hereby and the 1,300,000 shares of Common Stock sold in the initial public offering in April 1995 will be freely tradeable without restriction or further registration under the Securities Act, and will therefore be available for immediate resale in the public market upon expiration or waiver of the lock-up agreement described below, except for shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below). As defined in Rule 144, an affiliate of an issuer is a person who controls, is controlled by or is under common control with such issuer.



All of the shares purchased in this offering will be subject to the Subscription Agreement to be signed by all purchasers. The Subscription Agreement provides in part that a purchaser of shares in this offering will not offer, sell, contract to sell, make any short sale (including, but not limited to, a "short against the box"), pledge or otherwise dispose of, directly or indirectly, any shares purchased in this offering during a 270-day period beginning on the closing of the sale of the shares to such purchaser, without the prior written consent of the Company. This 270-day lock-up agreement takes precedence over any limitations on resale under the Securities Act.



The remaining 2,852,199 shares of Common Stock to be outstanding following this offering (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance on certain exemptions from registration afforded by the Securities Act. As such, the Restricted Shares, together with any shares purchased in the initial public offering or this offering by an affiliate of the Company, are "restricted securities" and may not be sold without compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom, including Rule 144.



In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has beneficially owned "restricted securities" (as such term is defined in Rule 144) for at least two years is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of one percent of the total number of then outstanding shares of the Company's Common Stock (5,052,199 shares immediately after this offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of such shares. Such opinion, if appropriate, will be provided at the expense of the Company. Under Rule 701, shares issued under certain compensatory stock based plans, such as the Company's 1995 Stock Compensation Plan, may, commencing 90 days after the date of this Prospectus, be resold under Rule 144 by non-affiliates, subject only to the manner of sale requirements and by affiliates, subject to all of the requirements other than the two-year holding period. Common Stock registered under the Securities Act at the time of purchase (including shares sold in this offering) which are owned by affiliates of the Company are eligible for sale under Rule 144 without regard to the two-year holding period described above, but are subject to the restrictions on manner of sale, notice and availability of current public information described above.



On the date of this Prospectus, of the 2,852,199 Restricted Shares, approximately 2,776,616 are eligible for immediate sale, subject to compliance with the requirements of Rule 144. Upon the expiration of the 270-day lock-up period for the shares offered hereby, substantially all of the Restricted Shares will be eligible for sale under Rule 144. In addition warrants to purchase approximately 388,000 shares of Common Stock are presently exercisable, and the holders of such warrants have the right to cause the Company to register the Common Stock received on the exercise of such warrants.


No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial numbers of shares of Common Stock could adversely affect prevailing market prices.


The Company does not intend to register the shares of Common Stock sold in this offering under any state securities laws, and shares purchased by residents of certain states may be subject to certain restrictions on transferability imposed by such state securities laws. The foregoing discussion assumes there are no such state law restrictions.


                             PLAN OF DISTRIBUTION


THE OFFERING


The Company is offering up to 900,000 shares of its Common Stock, no par value (the "Shares"), to accredited investors at a price of $3.25 per share. The minimum purchase by any subscriber is 50,000 Shares ($162,500), although the Company, in its sole discretion, may sell less than the minimum number of Shares to a limited number of prospective investors. Investors may subscribe for any number of shares above the 50,000 share minimum. The offering will terminate when all 900,000 Shares have been sold, or 11:00 a.m. C.S.T., August 16, 1996, whichever occurs first, unless extended by the Company. The offering price has been determined by the Company based on discussions with prospective investors and consideration of other relevant factors, including the 270-day lock-up agreements with respect to the Shares. See "Price Range of Common Stock" and "Securities Eligible for Future Sale."


The terms of the offering do not require that any minimum number of Shares be sold. All funds received from subscriptions will thus be at the immediate disposal of the Company even if less than the full amount of the offering is purchased by investors, or the Company may determine to return any subscriptions, either at its sole discretion.


The Shares will be offered and sold, on behalf of the Company, through the Company's officers and directors. No selling commissions will be paid to any officer or director of the Company in connection with the offer and sale of the Shares.


SUBSCRIPTIONS



Prospective investors who desire to purchase Shares hereunder must (i) complete and execute a Subscription Agreement (the "Subscription Agreement") in the form distributed herewith, (ii) make a check payable to the order of "PACE Health Management Systems, Inc." for the purchase price and (iii) forward the completed and executed Subscription Agreement along with the check to the Company. The Company reserves the right to reject any Subscription Agreement and to return the purchase price without interest.


The Subscription Agreement contains a 270-day lock-up agreement with respect to the shares purchased in this offering. See "Securities Eligible for Future Sale."



The Company will issue a certificate representing the Shares purchased by each investor as soon as practicable following any closing with respect to such investor's Shares.


INVESTOR QUALIFICATIONS


The Shares are offered only to "accredited investors" as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission. As so defined, "accredited investors" generally include:


(a) Most banks and savings institutions, whether acting in their individual or in fiduciary capacities, any broker/dealer registered under the Securities Exchange Act of 1934, most insurance companies, investment companies registered under, any business development company defined in, or any private business development company defined in the Investment Company Act of 1940, Small Business Investment Companies, any state or municipal employee plan with assets exceeding $5,000,000, employee benefit plans subject to the provisions of the Employee Retirement Income Security Act of 1974 which either have total assets in excess of $5,000,000 or as to which investment decisions are made by a fiduciary which is either a bank, insurance company or registered investment adviser;



(b) Any (i) corporation, (ii) nonprofit organization qualified under Section 501(c)(3) of the Internal Revenue Code, (iii) business trust, or (iv) partnership, in each case if such entities have assets in excess of $5,000,000 and were not established for purposes of making this investment;



(c) Any officer or director of the Company;



(d) Any natural person whose net worth, or joint net worth together with such individual's spouse, exceeds $1,000,000;



(e) Any natural person whose income exceeded $200,000 or whose joint income with his or her spouse exceeded $300,000 in both 1993 and 1994 and who reasonably expects an income in excess of such amount in 1995; and



(f) Any entity each of whose equity owners separately meets any of the criteria set forth above.



Each potential investor of the Shares will be required to represent to the Company in the Subscription Agreement that such investor meets one or more of the above criteria for qualification as an accredited investor. In addition, each such investor will be required to represent that such investor is able to bear the economic risk of an investment in the Shares, that together with such investor's purchaser representative, if any, such investor has such knowledge and experience in financial and business matters that such investor is able to evaluate an investment in the Shares, and has been given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain additional information which the Company possesses.


                                  LEGAL MATTERS


The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota and Des Moines, Iowa.


                                     EXPERTS

The financial statements of PACE Health Management Systems, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by McGladrey and Pullen, LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and have been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

In December 1994, the Company's Board of Directors decided to retain McGladrey & Pullen, LLP as its independent public accountants and dismissed the Company's former auditors, Ernst & Young, LLP. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements for fiscal year 1993. The report of the former auditors for the year ended December 31, 1993, was unqualified. Prior to retaining McGladrey & Pullen, LLP, the Company had not consulted with McGladrey & Pullen, LLP regarding any issue.

                             ADDITIONAL INFORMATION

The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices maintained by the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N/W., Room 1024, Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 10006.


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
Independent Auditor's Report                F-2

Balance Sheets                              F-3

Statements of Operations                    F-4

Statements of Shareholders' Equity          F-5

Statements of Cash Flows                    F-6

Notes to Financial Statements               F-7-11



                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
PACE Health Management Systems, Inc.
West Des Moines, Iowa

We have audited the accompanying balance sheets of PACE Health Management Systems, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PACE Health Management Systems, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



/s/ McGladrey & Pullen, LLP
McGLADREY & PULLEN, LLP

Des Moines, Iowa
January 19, 1996



                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,              MARCH 31,
                                                              1994            1995            1996
                                                           -----------     -----------     -----------
                                                                                           (UNAUDITED)
Current Assets:
  Cash (Note 7)                                            $   112,203     $ 2,831,658     $ 1,556,023
  Cash, restricted (Note 3)                                    500,000              --              --
  Accounts receivable, less allowance for doubtful
   accounts 1994 none; 1995 $80,000 (Note 10)                  172,813         628,699         678,007
  Stock subscriptions receivable                               881,285              --              --
  Inventories, primarily computer equipment                     49,798          22,993          50,690
  Prepaid expenses                                              20,790          37,056          42,508
                                                           -----------     -----------     -----------
       Total current assets                                  1,736,889       3,520,406       2,327,228
                                                           -----------     -----------     -----------
Furniture and Equipment, net of accumulated
 depreciation 1994 $158,680; 1995 $282,939 (Note 3)            167,762         378,879         423,675
                                                           -----------     -----------     -----------
Computer Software Development Costs:
  Purchased                                                  1,516,860       1,516,860       1,548,240
  Internally developed                                         658,197         806,058         868,895
                                                           -----------     -----------     -----------
                                                             2,175,057       2,322,918       2,417,135
  Less accumulated amortization                                294,845         542,455         602,503
                                                           -----------     -----------     -----------
                                                             1,880,212       1,780,463       1,814,632
                                                           -----------     -----------     -----------
                                                           $ 3,784,863     $ 5,679,748     $ 4,565,535
                                                           ===========     ===========     ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Notes payable, bank (Note 3)                             $   500,000     $        --     $        --
  Current maturities of long-term obligations (Note 3)         806,733         761,932          14,544
  Accounts payable                                             165,161         191,899         188,907
  Accrued expenses                                              95,323         210,142         298,178
  Deposits                                                     192,995          61,873         190,222
                                                           -----------     -----------     -----------
       Total current liabilities                             1,760,212       1,225,846         691,851
                                                           -----------     -----------     -----------
Long-Term Obligations, less current maturities (Note 3)        854,731          47,663          43,554
                                                           -----------     -----------     -----------
Commitments and Contingencies (Note 8)
Shareholders' Equity (Note 9):
  Series A-H preferred stock, no par value; authorized
   5,000,000 shares; issued and outstanding 1994 1,720,370
   shares; 1995 None; subscribed for but not issued 1994
   213,660 shares; 1995 None                                 7,401,455              --              --
  Common stock, no par value; authorized 20,000,000
   shares; issued and outstanding 1994 874,136 shares;
   1995 4,152,199 shares (Note 4)                              250,219      13,300,481      13,300,481
  Additional paid-in capital                                        --              --          54,011
  Accumulated deficit                                       (6,481,754)     (8,894,242)     (9,524,362)
                                                           -----------     -----------     -----------
                                                             1,169,920       4,406,239       3,830,130
                                                           -----------     -----------     -----------
                                                           $ 3,784,863     $ 5,679,748     $ 4,565,535
                                                           ===========     ===========     ===========


See Notes to Financial Statements.


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS


                                                                                               THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                          MARCH 31,
                                            1993             1994             1995            1995            1996
                                        -----------      -----------      -----------      ----------      ----------
                                                                                           (UNAUDITED)     (UNAUDITED)
Net revenues:
  Systems revenues                      $   435,416      $    52,346      $ 1,730,705      $  320,022      $  705,052
  Customer support services                 262,003          325,487          350,091          81,806         100,144
                                        -----------      -----------      -----------      ----------      ----------
                                            697,419          377,833        2,080,796         401,828         805,196
                                        -----------      -----------      -----------      ----------      ----------
Costs and expenses (Note 11):
  Cost of systems revenues                  163,432           64,101          621,023          56,992         114,083
  Client services                           253,682          436,384          868,382         149,560         168,918
  Product development
   (Note 12)                                139,623        2,131,616          980,144         119,542         338,950
  Sales and marketing                       480,916          622,302          865,105         155,243         321,047
  General and administrative                659,387          734,934        1,285,617         258,917         517,403
                                        -----------      -----------      -----------      ----------      ----------
                                          1,697,040        3,989,337        4,620,271         740,254       1,460,401
                                        -----------      -----------      -----------      ----------      ----------
    Loss from operations                   (999,621)      (3,611,504)      (2,539,475)       (338,426)       (655,205)
                                        -----------      -----------      -----------      ----------      ----------
Other income (expense):
  Interest income                             3,765            4,939          149,783           5,890          25,305
  Interest expense                          (28,276)         (16,596)         (22,796)        (15,185)           (220)
                                        -----------      -----------      -----------      ----------      ----------
                                            (24,511)         (11,657)         126,987          (9,295)         25,085
                                        -----------      -----------      -----------      ----------      ----------
    Loss before income taxes             (1,024,132)      (3,623,161)      (2,412,488)       (347,721)       (630,120)
Provision for income taxes (Note 6)              --               --               --              --              --
    Net loss                            $(1,024,132)     $(3,623,161)     $(2,412,488)     $ (347,721)     $ (630,120)
                                        ===========      ===========      ===========      ==========      ==========
Loss per common and common
 equivalent share (Note 1)              $     (0.98)     $     (3.39)     $     (0.78)     $    (0.34)     $    (0.15)
                                        ===========      ===========      ===========      ==========      ==========
Weighted average number of
 common and common equivalent shares
 outstanding (Note 1)                     1,042,591        1,069,337        3,091,560       1,028,139       4,152,199


See Notes to Financial Statements.


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                  THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                SERIES A
                                                THROUGH H        COMMON        ADDITIONAL
                                                PREFERRED         STOCK         PAID-IN       ACCUMULATED
                                                  STOCK          ISSUED         CAPITAL         DEFICIT           TOTAL
                                               -----------     -----------      -------       -----------      -----------
Balance, December 31, 1992                     $ 1,747,209     $   250,219      $    --       $(1,834,461)     $   162,967
  Issuance of Series F Preferred Stock             745,962              --           --                --          745,962
  Issuance of redeemable Series G
   Preferred Stock                                 526,814              --           --                --          526,814
  Net loss                                              --              --           --        (1,024,132)      (1,024,132)
                                               -----------     -----------      -------       -----------      -----------
Balance, December 31, 1993                       3,019,985         250,219           --        (2,858,593)         411,611
  Issuance of 851,001 shares of redeemable
   Series G Preferred Stock                      3,507,185              --           --                --        3,507,185
  213,660 shares of redeemable Series H
   Preferred Stock subscribed for                  874,285              --           --                --          874,285
  Net loss                                              --              --           --        (3,623,161)      (3,623,161)
                                               -----------     -----------      -------       -----------      -----------
Balance, December 31, 1994                       7,401,455         250,219           --        (6,481,754)       1,169,920
  Issuance of 44,033 shares of redeemable
   Series H Preferred Stock                        148,084              --           --                --          148,084
  Conversion of 1,978,063 shares of Series
   B through H Preferred Stock to Common
   Stock (Note 9)                               (7,549,539)      7,549,539           --                --               --
  Issuance of 1,200,000 shares of Common
   Stock (Note 9)                                       --       5,065,120           --                --        5,065,120
  Issuance of 100,000 shares of Common
   Stock (Note 9)                                       --         435,603           --                --          435,603
  Net loss                                              --              --           --        (2,412,488)      (2,412,488)
                                               -----------     -----------      -------       -----------      -----------
Balance, December 31, 1995                              --      13,300,481           --        (8,894,242)       4,406,239
  Compensation expense related to stock
   option (unaudited)                                   --              --       54,011                --           54,011
  Net loss (unaudited)                                  --              --           --          (630,120)        (630,120)
                                               -----------     -----------      -------       -----------      -----------
Balance, March 31, 1996 (unaudited)            $        --     $13,300,481      $54,011       $(9,524,362)     $ 3,830,130
                                               ===========     ===========      =======       ===========      ===========

See Notes to Financial Statements.


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                          THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                            ---------------------------------------    ------------------------
                                                                1993          1994          1995          1995          1996
                                                            -----------   -----------   -----------    ----------    ----------
                                                                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                   $(1,024,132)  $(3,623,161)  $(2,412,488)   $ (347,721)   $ (630,120)
 Adjustments to reconcile net loss to net cash (used in)
  operating activities:
   Depreciation                                                  35,977        62,258       124,259        22,185        39,955
   Amortization                                                  81,859       198,253       247,610        13,560        60,048
   Compensation expense recognized upon grant of option              --            --            --            --        54,011
   Provision for doubtful accounts                                   --            --        80,000            --            --
   Change in assets and liabilities:
    (Increase) decrease in accounts receivable                  236,886       143,089      (535,886)      (98,684)      (49,308)
    (Increase) decrease in inventories                           15,294       (27,185)       26,805       (77,146)      (27,697)
    (Increase) in prepaid expenses                               (6,314)      (10,758)      (16,266)     (231,344)       (5,452)
    Decrease in deposit with software developer                      --       500,000            --            --            --
    Increase (decrease) in accounts payable and
     accrued expenses                                          (107,821)       15,960       155,443       345,579        85,044
    Increase (decrease) in deposits                                  --       192,995      (131,122)       27,382       128,349
       Net cash (used in) operating activities                 (768,251)   (2,548,549)   (2,461,645)     (346,189)     (345,170)
CASH FLOWS FROM INVESTING ACTIVITIES
 Capitalized computer software development costs               (260,508)     (191,305)     (147,861)      (81,144)      (94,217)
 Proceeds from payments on notes receivable                       3,016        13,403            --            --            --
 Purchase of furniture and equipment                            (88,971)     (114,768)     (335,376)      (85,009)      (84,751)
 Deposit with software developer                               (500,000)           --            --            --            --
       Net cash (used in) investing activities                 (846,463)     (292,670)     (483,237)     (166,153)     (178,968)
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments for expenses of issuing capital stock                 (27,224)       (9,939)     (447,864)           --            --
 Proceeds from notes payable                                    673,000            --       500,000       500,000            --
 Proceeds from sale of Preferred Stock                        1,300,000     3,510,124        71,971        38,434            --
 Proceeds from sale of Common Stock                                  --            --     5,915,050            --            --
 Proceeds from collection of subscriptions receivable                --            --       881,285       881,285            --
 Principal payments on long-term obligations                   (346,604)       (5,128)     (756,105)     (376,818)     (751,497)
 Payments on notes payable                                           --      (555,000)     (500,000)           --            --
       Net cash provided by (used in) financing
        activities                                            1,599,172     2,940,057     5,664,337     1,042,901      (751,497)
       Net increase (decrease) in cash                          (15,542)       98,838     2,719,455       530,559    (1,275,635)
CASH
 Beginning                                                       28,907        13,365       112,203       112,203     2,831,658
 Ending                                                     $    13,365   $   112,203   $ 2,831,658    $  642,762    $1,556,023
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
 Cash payments of interest                                  $    14,681   $     6,185   $    22,796    $   15,185    $      220
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
 Issuance of Series H Preferred Stock for release of
  note payable to shareholder                               $        --   $        --   $   109,650    $  109,650    $       --
 Computer software development costs financed with
  long-term obligation                                               --     1,500,000            --            --            --
 Proceeds from note payable assigned as collateral                   --       500,000            --            --            --
 Subscriptions receivable for Series H Preferred Stock               --       881,285            --            --            --
 Accrued interest converted to long-term obligation              11,989            --        13,886        13,886            --
 Repayment of notes payable with proceeds assigned as
  collateral                                                         --            --       500,000       500,000            --

See Notes to Financial Statements.

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1995 AND 1996 IS UNAUDITED.)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: The Company develops, markets and supports advanced clinical software which automates the recording, storage and management of patient care information. The software provides complete care management solutions to physicians, nurses and other clinicians in multiple settings at the point of care. The Company extends credit to its customers, located throughout the United States, on an unsecured basis on terms that it establishes for individual customers. One customer accounted for 11.3% of net revenues for 1995 (none in 1994).

In 1995, the Company's Board of Directors approved changing its name from Health Care Expert Systems, Inc. to PACE Health Management Systems, Inc.

A summary of the Company's significant accounting policies is as follows:

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market.

FURNITURE AND EQUIPMENT: Furniture and equipment are stated at cost. Depreciation of furniture and equipment is computed by straight-line and 200% declining-balance methods over five to seven-year lives.

COMPUTER SOFTWARE DEVELOPMENT COSTS: Computer software development costs are capitalized and amortized by the greater of (a) the ratio that current gross revenues for software sales bear to the total of current and anticipated future gross revenues for such software sales or (b) the straight-line method over the estimated economic life, usually three to seven years, of the software. It is reasonably possible that those estimates of anticipated future gross revenues, the estimated economic life of the software, or both will be reduced significantly in the near term. Amortization expense was $81,859, $198,253 and $247,610 in 1993, 1994 and 1995, respectively.

REVENUE RECOGNITION:

         SYSTEMS REVENUES: The Company recognizes revenue from sales of software systems (primarily software license fees, implementation fees and hardware sales) upon installation and implementation of the system to a customer, unless the Company has significant related obligations remaining. When significant obligations remain after the system has been implemented, revenue is not recognized until such obligations have been completed or are no longer significant. Revenues from software systems that require significant customization are recognized on a percentage of completion method, with progress-to-completion measured based upon labor costs incurred or achievement of contract milestones.

         CUSTOMER SUPPORT SERVICES: Revenue from customer support services, including system updates, is recognized over the period the services are provided. Other customer support services revenue is recognized as services are performed.

INCOME TAXES: Deferred taxes are provided for on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER COMMON AND COMMON EQUIVALENT SHARE: Loss per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted with exercise prices below the initial public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the computation as if they were outstanding for all years presented.

RECENTLY ISSUED ACCOUNTING STANDARD: In October 1995, the FASB Issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by APB No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options issued to employees.

INTERIM FINANCIAL INFORMATION (UNAUDITED): The financial statements and notes related thereto as of March 31, 1996, and for the three month periods ended March 31, 1995 and 1996, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2. ROYALTY AGREEMENT

In December 1989, the Company entered into an agreement with Creighton University (Creighton) to purchase certain software programs in consideration for payment of a five percent royalty on software program sales, up to a maximum amount of $300,000. Cumulative royalty expense to Creighton through December 31, 1995 was approximately $112,800.

NOTE 3. PLEDGED ASSETS AND LONG-TERM OBLIGATIONS AT DECEMBER 31, 1995

The Company's long-term obligations are summarized as follows:

                                                                                  PAYMENTS
                                                                                 DUE WITHIN
                                                                      TOTAL       ONE YEAR
                                                                     --------     --------
Unsecured note payable, shareholder, due in monthly
 installments of $824 beginning in June 1996 plus interest at 9%,
 through May 2001                                                    $ 49,431     $  5,767
Note payable, financial institution, collateralized by computer equipment with a depreciated cost of approximately $5,200, due in monthly installments of $572 including interest at 9%,
 through August 1997                                                   10,164        6,165
Unsecured non-interest bearing payable to software developer,
 balance due January 31, 1996                                         750,000      750,000
                                                                     --------     --------
                                                                     $809,595     $761,932
                                                                     ========     ========

Approximate aggregate maturities of long-term obligations are as follows as of December 31, 1995:

Year ending December 31,
      1996                       $761,900
      1997                         13,900
      1998                          9,900
      1999                          9,900
      2000                          9,900
      2001                          4,095
                                 --------
                                 $809,595
                                 ========

Based on the borrowing rates currently available to the Company for long-term obligation with similar maturities, the fair value of long-term obligations approximates their carrying value at December 31, 1995.

At December 31, 1994, the Company had a $500,000 promissory note payable to a bank. The note payable was secured by assignment of a savings account with a balance of $500,000 at December 31, 1994. The note payable was paid in full in January 1995 with funds from the savings account.

NOTE 4. COMMON STOCK OPTIONS AND WARRANTS

The Company has issued Common Stock purchase warrants to various shareholders, directors, employees, and certain accredited investors. One group of warrants expires ten years after the date of issuance, and is exercisable one-third annually on a cumulative basis from the anniversary date of the warrant. The second group of warrants expires five years after the date of issuance and is 20% exercisable on the date issuance and 20% annually thereafter. The third group of warrants expires five or ten years after the date of issuance and is exercisable in 4 months to one year after the date of issuance. At December 31, 1995, warrants to purchase an aggregate of 292,920 shares were outstanding, and warrants to purchase 207,102 shares were exercisable. The warrants provide for reductions in the exercise price under certain terms and conditions and are exercisable at prices ranging from $.37 to $5.91 per share with an average price per share of approximately $3.16.

The Company has issued Class A and Class B warrants to former serial preferred shareholders and certain accredited investors. The warrants were exercisable beginning in April 1995 and expire in January, 2000. The exercise price of the warrants is $3.75. The Class A and Class B warrant holders were granted certain limited piggyback and Form S-3 registration rights with respect to the shares issuable upon exercise of the warrants. At December 31, 1995, Class A warrants to purchase 128,236 shares and Class B warrants to purchase 59,105 shares were outstanding and exercisable.

For nominal consideration, the Company has issued a warrant to the underwriter of the initial public offering to purchase 115,445 shares of common stock at an exercise price of $6.00 per share. The warrant is exercisable in April 1996 and expires in April 2000.

In addition, in December 1994, the Board of Directors adopted the Health Care Expert Systems, Inc. 1995 Stock Compensation Plan (the "Stock Compensation Plan"). The Stock Compensation Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The Stock Compensation Plan is administered by the Board of Directors which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable. Options under the Stock Compensation Plan generally expire on the earlier of the tenth anniversary of the date the options were granted or the end of the 30 day period following termination of employment. As of December 31, 1995, the Company had granted options to purchase 218,421 shares with option prices ranging from $2.75 to $3.00 per share, and options to purchase 14,809 shares were exercisable. The Company has reserved 545,494 shares of Common Stock for future issuance under the Stock Compensation Plan described above.

NOTE 5. OPERATING LEASES

The Company leases its office facilities under an operating lease expiring in May 1997. The lease requires monthly payments of approximately $10,500. The total remaining commitment at December 31, 1995 is approximately $179,000. Rent expense for 1993, 1994 and 1995 was approximately $45,000, $82,000 and $123,000, respectively.

NOTE 6. INCOME TAX MATTERS

Approximate net deferred tax assets were as follows:

                                               DECEMBER 31,
                                           1994            1995
                                        -----------     -----------
Deferred tax assets:
  Net operating loss carryforwards      $ 1,516,000     $ 2,825,900
  Computer software development
   costs                                    446,100         164,700
  Deferred revenue                          285,000         163,300
  Research and development credits           83,100          92,300
  Allowance for doubtful accounts                --          31,200
  Accrued vacation                           10,800          17,600
  Deferred interest income                   35,400          17,000
                                        -----------     -----------
                                          2,376,400       3,312,000
  Less valuation allowance               (2,376,400)     (3,312,000)
                                        -----------     -----------
                                        $        --     $        --
                                        ===========     ===========

The Company recorded valuation allowance of approximately $2,376,400 and $3,312,000 on deferred taxes at December 31, 1994 and 1995, respectively, to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The net change in the valuation allowance for deferred tax assets was an increase of approximately $374,000, $1,447,400 and $935,600 during 1993, 1994 and 1995, respectively.

At December 31, 1995, the Company had approximately $7,246,000 of net operating loss carryforwards to offset future federal taxable income. This net operating loss carryforward will, if unused, expire in the years 2006 through 2011. Approximately $4,945,000 of the total net operating loss carryforwards available to offset future federal taxable income is annually limited to approximately $1,400,000.

NOTE 7. CONCENTRATION OF CREDIT RISK

The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

NOTE 8. CONSULTING SERVICES AGREEMENT

The Company is a party to a joint employer agreement with Merit Resources, Inc. (Merit), a professional employer organization, whereby Merit provides payroll administration and employee benefits services to the Company for all the Company's employees. As compensation for the above services, the Company is obligated to pay Merit an enrollment set-up fee of $40 per employee and an administrative charge of $41 per employee per month. The term of the agreement is for one year, beginning on the effective date of January 1, 1995, and will be automatically renewed from year to year, unless either party terminates the agreement upon thirty days written notice. Expense for the years ended December 31, 1993, 1994 and 1995 was $12,288, $17,671 and $23,646, respectively.

NOTE 9. INITIAL PUBLIC OFFERING, REVERSE STOCK SPLIT, CONVERSION OF PREFERRED STOCK, SUPPLEMENTARY EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE AND STOCK SUBSCRIPTION RECEIVABLE

In April 1995, the Company sold, through an underwritten initial public offering, 1,200,000 shares of Common Stock at $5.00 per share, which provided the Company with proceeds of approximately $5,065,120, net of offering expenses. In June 1995, an additional 100,000 shares of Common Stock were sold at $5.00 per share, pursuant to the underwriters' over-allotment provision. Cash provided from the over-allotment sale totaled approximately $435,603, net of offering expenses.

As part of the initial public offering, Common Stock and Preferred Stock were adjusted for an approximate 1-for-1.8 reverse stock split and all Preferred Stock outstanding as of the date of the public offering was converted to Common Stock on a 1-for-1 basis. If all Preferred Stock converted to Common Stock would have been converted at the beginning of the year, loss per common and common equivalent share would have been $(0.65) for 1995.

In January 1995, the stock subscriptions receivable balance of $881,285 was collected in full.

NOTE 10. ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 1995 included $100,688 (none at December 31,
1994) in unbilled accounts receivable which, in accordance with generally accepted accounting principles, was recognized in revenue prior to when payments were due to the Company under the sales agreements.

NOTE 11. RECLASSIFICATION

Certain costs and expenses on the Statements of Operation for the fiscal years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 (unaudited) have been reclassified with no effect on income.

NOTE 12. RESEARCH AND DEVELOPMENT COSTS

Total research and development costs charged to product development were approximately $54,500, $1,998,000 and $732,500 for 1993, 1994 and 1995,
respectively.


NO DEALER, SALES REPRESENTATIVES OR OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                              TABLE OF CONTENTS


                                           PAGE
                                           ----
Prospectus Summary                           3
Risk Factors                                 5
The Company                                 12
Use of Proceeds                             12
Dividend Policy                             12
Capitalization                              13
Dilution                                    14
Price Range of Common Stock                 15
Selected Financial Data                     16
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations                                 17
Business                                    24
Management                                  35
Compensation of Executive Officers and
 Directors                                  37
Certain Transactions                        41
Principal Shareholders                      42
Description of Capital Stock                43
Securities Eligible for Future Sale         44
Plan of Distribution                        46
Legal Matters                               47
Experts                                     47
Additional Information                      47
Index to Financial Statements              F-1


                                 900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK



                                   PROSPECTUS
                                     , 1996





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby.


ITEM                                       AMOUNT
- ----                                       ------
SEC registration fee                      $  5,601
Nasdaq Listing Fee                           7,500
Blue Sky fees and expenses                   5,000
Printing and engraving expenses             45,000
Legal fees and expenses                    150,000
Auditors' accounting fees and expenses      45,000
Transfer Agent and Registrar fees            5,000
Miscellaneous expenses                       1,899
                                          --------
 Total                                    $265,000
                                          ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 490.850 through 490.858 of the Iowa Business Corporation Act provide for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The Restated Articles of Incorporation, as amended, and amended Bylaws of the Company provide for indemnification and limit the liability of the Company's directors and officers to the fullest extent permitted under Iowa law. Liability under Federal Securities Law is not limited by the Restated Articles of Incorporation, as amended, or action by the Company's Board of Directors.

The Company presently carries no directors and officers liability insurance, but may in the future provide such insurance for the benefit of its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
DOCUMENT                                                       NUMBER
- --------                                                       ------
Registrant's Restated Articles of Incorporation, as amended      3.1
Registrant's Restated Bylaws                                     3.2




ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of the transactions by Registrant during the last three years involving sales of Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         Except as noted, there were no underwriting discounts or commissions paid in connection with the issuance of any of these securities.

         A. On March 25, 1993, the Company sold an aggregate of 181,832 shares of Preferred Stock designated as Series F Preferred Stock to various individuals at a purchase price of $4.12 per share for an aggregate purchase price of $750,002, including:
                  Edgewater Private Equity Fund, L.P. ("Edgewater"), 60,610 shares; IASD Health Services Corp. ("IASD"), 36,367 shares; Iowa Business Development Finance Corp. ("IBDFC"), 36,367 shares; Mutual Ventures of South Dakota ("MVSD"), 36,366 shares; and John Pappajohn, 12,122 shares.

         B. Between November 15, 1993, and October 14, 1994, the Company sold 984,343 shares of preferred stock designated as Series G Preferred Stock to various individuals at a purchase price of $4.12 per share for an aggregate cash consideration of $4,060,121, including: Edgewater, 60,610 shares; IASD, 24,244 shares; IBDFC, 36,366 shares; MVSD, 72,732 shares; John Pappajohn, 60,610 shares, Iowa Product Development Corporation ("IPDC") 24,244 shares, and IAI Investment Funds IV, VI, and VII, 181,832, 181,831, and 121,221, shares respectively.
                  Holders of Series G Preferred Stock were granted nontransferable Class A Warrants pro rata at the rate of one warrant to acquire 109 shares of Common Stock per every $1,000 previously invested at no additional cost as of February 10, 1995, in part as consideration for their agreement to certain modifications in the terms of the Series G Preferred Stock. The Class A Warrants are exercisable at the lesser of 75% of the per share public offering price, a subsequent private placement price in a single private placement in which the Company receives at least $3,000,000 in gross proceeds, or $4.12 per share. Class A Warrant holders were granted certain limited piggyback and Form S-3 registration rights with respect to the shares issuable upon exercise of the warrants. As of April 25, 1995, holders of Class A Warrants to acquire 430,680 shares of Common Stock voluntarily relinquished all rights to such Warrants. That relinquishment was the result of a request by the Company to all holders of Series G Preferred Stock to voluntarily surrender such rights. Class A warrants to acquire 12,274 shares of Common Stock remained outstanding as of April 25, 1995.

         C. On December 31, 1994, the Company held subscriptions receivable of $881,285 for the purchase of Series H Preferred Stock at the purchase price of $4.12 per share on substantially the same terms and rights as the Series G Preferred Stock, including nontransferable Class A Warrants to purchase Common Stock at the rate of warrants for 109 shares of Common Stock per every $1,000 invested. Subsequently, the Company received additional subscriptions for the purchase of 44,033 shares of Series H Preferred Stock for $71,971 in cash and for the release of $109,650 in debt owed by the Company to Simon Casady. The Company then issued a total of 257,693 shares of Series H Preferred Stock and Class A Warrants to purchase 115,962 shares of Common Stock for aggregate cash consideration of $1,062,906 as of February 6, 1995, to various individuals, including: Edgewater, 31,639 shares; IBDFC, 17,449 shares; MVSD, 31,639 shares; John Pappajohn, 31,639 shares, IAI Investment Funds IV and VI, 48,488 shares each, and Simon Casady, 26,584 shares.


         D. On February 8, 1995, the Company issued subordinated notes in an aggregate principal amount of $500,000, and nontransferable Class B Warrants to purchase 54,549 shares of Common Stock to certain accredited investors. The subordinated notes bear interest at the rate of 14% per annum, are secured by a first subordinated lien on certain technology of the Company and matured on the closing of the initial public offering. The placement agent received a cash commission of 5% of the principal amount of the subordinated notes, and received Class B Warrants to purchase 4,555 shares of Common Stock. The Class B Warrants are exercisable at the lesser of 75% of the per share public offering price, a subsequent private placement price in a single private placement in which the Company receives at least $3,000,000 in gross proceeds, or $4.12 per share. Warrant holders were granted certain limited piggyback and Form S-3 registration rights with respect to the shares issuable upon exercise of the warrants.


The sales set forth above were made in reliance on Section 3(b) or Section 4(2) of the Securities Act for transactions not involving a public offering. With regard to the reliance by the Company upon the exemptions from registration provided under the Securities Act for the sales of securities disclosed above, certain inquiries were made by the Company to establish that such sales qualified for such exemption from the registration requirements. In particular, the Company confirmed that with respect to the exemption claimed under Section 3(b) or Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers or directors of the Company or other persons closely associated with the Company, (ii) each investor made representations that he or she was sophisticated in relation to this investment or was an "accredited investor" as defined in Rule 501 promulgated under the Securities Act (and the Company has no reason to believe such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

ITEM 16. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Exhibits


  EXHIBIT    DESCRIPTION
  -------    -----------

     1.1     Form of Subscription Agreement.


     3.1     Restated Articles of Incorporation, as amended.(1)

     3.2     Restated Bylaws.(1)

     4.1     Form of Common Stock Certificate.(1)

     4.2     Series G Preferred Stock Purchase Agreement dated December 31, 1993.(1)

     4.3     Series G Preferred Stockholders' Rights Agreement dated January 11, 1994.(1)

     4.4     Series G Preferred Stock Purchase Agreement dated June 15, 1994, as amended.(1)

     4.5     Series G Preferred Stockholders' Rights Agreement dated June 15, 1994, as amended.(1)

     4.6     Series H Preferred Stock Purchase Agreement dated January 31, 1995.(1)

     4.7     Series H Preferred Stockholders' Rights Agreement dated January 31, 1995.(1)

     4.8     Preferred Stock Amendment Agreement dated as of February 10, 1995.(1)

     4.9     Form of Class A Warrant Certificate.(1)

    4.10     Form of Subordinated Notes dated February 8, 1995.(1)

    4.11     Security Agreement Relating to Subordinated Notes dated February 8, 1995.(1)

    4.12     Form of Class B Warrant Certificate.(1)

    4.13     Form of Agent's Warrant.(1)

    4.14     Restated Articles of Incorporation, as amended (See Exhibit 3.1).(1)

    4.15     Restated By-Laws (See Exhibit 3.2).(1)

     5.1     Opinion of Dorsey & Whitney LLP.

    10.1     Employment Agreement for Michael Vasquez, as amended December 16, 1994.(1)

    10.2     Employment Agreement for Simon Casady, as amended December 16, 1994.(1)

    10.3     1995 Stock Compensation Plan, effective February 10, 1995.(1)

    10.4     Form of Incentive Stock Option Agreement.(1)

    10.5     Form of Non-Qualified Stock Option Agreement.(1)

    10.6     Form of Non-Employee Director Non-qualified Stock Option Agreement.(1)

    10.7     Incentive Stock Option Agreement for Michael J. Vasquez dated December 16, 1994.(1)

    10.8     Form of Five-year Employee Warrants.(1)

    10.9     Form of Three-year Employee Warrants.(1)

   10.10     Compensatory Warrants issued to Director Carl S. Witonsky dated April 22, 1994 and December 16,
             1994.(1)

   10.11     Compensatory Warrants issued to Director William W. Childs dated February 26, 1990, and December
             16, 1994.(1)

   10.12     Form of Lockup Agreements with Executive Officers, Directors and Shareholders.(1)

   10.13     Consulting Services Agreement with Steven Evans dated December 31, 1993.(1)

   10.14     Consulting Services Agreement with Carl S. Witonsky dated January 1, 1995.(1)

   10.15     Software Purchase Agreement with JRS Clinical Technologies, Inc., dated October 18, 1993, and amendments thereto.(1)

   10.16     COMMES Purchase Agreement between the Company and Creighton University dated December 18, 1989.(1)

   10.17     Office Lease and Amendments thereto between the Company and Ashworth Plaza Ltd.(1)

   10.18     Merit Client Agreement dated January 1, 1995.(1)

   10.19     Master Agreement with Customer dated September 30, 1994.(1)

   10.20     Nonqualified Executive Stock Option Plan.(1)


   10.21     Employment Agreement with Mark J. Emkjer dated February 15, 1996.


    11.1     Earnings Per Share Calculation.

    16.1     Letter on change in certifying accountant.(1)

    23.1     Consent of McGladrey & Pullen, LLP, Independent Auditors.

    23.2     Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 above).

    24.1     Power of Attorney (previously included on page II-5 of the Registration Statement).


(1) Incorporated by reference to the corresponding exhibit numbers in the Company's Registration Statement on Form SB-2 filed on March 17, 1995, Registration No. 33-90409-C.

(2) Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, Commission File No. 0-27554.


ITEM 17. UNDERTAKINGS.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or(4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES


In accordance with the requirement of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of West Des Moines, State of Iowa, on the 8th day of August, 1996.

                                   PACE HEALTH MANAGEMENT SYSTEMS, INC.

                                   By:  /s/ MARK J. EMKJER
                                        Mark J. Emkjer
                                        CHIEF EXECUTIVE OFFICER AND DIRECTOR



In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities indicated below as of August 8, 1996.



        SIGNATURE                                 TITLE                                DATE
/S/ MARK J. EMKJER       Chief Executive Officer and Director                August 8, 1996
 Mark J. Emkjer          (Principal Executive Officer)

/S/ ROGER D. HUSEMAN     Vice President of Finance and Administration,       August 8, 1996
 Roger D. Huseman        Chief Financial Officer and Secretary and
                         Treasurer

       *
Carl S. Witonsky         Chairman of the Board and Director                  August 8, 1996

       *
John G. Pappajohn        Director                                            August 8, 1996

       *
R. David Spreng          Director                                            August 8, 1996

       *
William W. Childs        Director                                            August 8, 1996

       *
Gordon M. Derzon         Director                                            August 8, 1996


By: /s/ MARK J. EMKJER
    Mark J. Emkjer
    Attorney-in-Fact



                               INDEX TO EXHIBITS

EXHIBIT      DESCRIPTION                                                           PAGE

     1.1     Form of Subscription Agreement.


     5.1     Opinion of Dorsey & Whitney LLP.


   10.21     Employment Agreement with Mark J. Emkjer dated February 15, 1996.


    11.1     Earnings Per Share Calculation.

    23.1     Consent of McGladrey & Pullen, LLP, Independent Auditors.

    23.2     Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 above).